UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Tidelands Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Common stock, $0.01 par value per share, of Tidelands Bancshares, Inc.
(2) Aggregate number of securities to which transaction applies:
4,277,176 shares of common stock
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as 4,227,176 shares of common stock, multiplied by $0.52.
(4) Proposed maximum aggregate value of transaction:
$2,224,131
(5) Total fee paid:
$224 determined in accordance with Section 14(g) of the Exchange Act by multiplying 0.0001007 by the proposed maximum aggregate value of the transaction of $2,224,131
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

TIDELANDS BANCSHARES, INC.

875 Lowcountry Boulevard

Mount Pleasant, South Carolina 29464

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Tidelands Bancshares, Inc., which will be held on [●], 2016, at [●], local time, at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger dated April 4, 2016 pursuant to which Tidelands Bancshares, Inc. (“Tidelands”) will merge with and into United Community Banks, Inc. (“United”), and other related proposals. The Agreement and Plan of Merger was subsequently amended on April 27, 2016 to clarify certain provisions. We refer to the Agreement and Plan of Merger, as amended, as the “merger agreement”. If the merger is completed, you will be entitled to receive $0.52 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. The merger requires the approval by the affirmative vote of the holders of at least two-thirds of our outstanding shares of common stock.

After careful consideration, our board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Tidelands and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

In March 2016, Tidelands received a notice from the trustees of its two trust preferred securities issuers declaring that the total principal and deferred interest amounts, approximately $18.3 million, were immediately due and payable. In connection with the merger, the holders of the trust preferred securities have agreed to waive the defaults and consent to an assumption of the trust preferred securities by United at the time of completion of the merger. If the merger is not completed, the waivers will be ineffective and the trustees and holders of the trust preferred securities will be able to exercise all rights and remedies under their respective governing instruments. In addition, the holder of our Series T Preferred Stock has consented to a redemption of its preferred stock at a significant discount in connection with the merger, while still permitting our common shareholders to receive the cash consideration. Without this agreement, our common shareholders would not recover any of their investment at the current total merger consideration amount.

Your vote is very important. We urge you to vote your shares now whether or not you expect to attend the special meeting in person. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the proxy statement.

The enclosed proxy statement provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read the proxy statement and the annexes in their entirety. You may also obtain more information about Tidelands from documents we have filed with the Securities and Exchange Commission.

 Thank you for your ongoing support of Tidelands and your consideration of this matter.

Sincerely,

Thomas H. Lyles
President & Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy, accuracy or completeness of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2016 and is first being mailed to our shareholders on or about [●], 2016.

TIDELANDS BANCSHARES, INC.

875 Lowcountry Boulevard

Mount Pleasant, South Carolina 29464

Notice of Special Meeting of
Shareholders
To Be Held On [●], 2016

To Our Shareholders:

A special meeting of shareholders of Tidelands Bancshares, Inc. will be held on [●], 2016, at [●], local time, at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464 for the following purposes:

1.	To consider and vote on the Agreement and Plan of Merger, as amended (the “merger agreement”), under which Tidelands Bancshares, Inc. (“Tidelands”) will merge with and into United Community Banks, Inc. (“United”), as more particularly described in the accompanying materials;

2.	To consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

 At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time, other than shares owned by shareholders who have properly exercised dissenters’ rights under South Carolina law, will be converted into the right to receive $0.52 in cash, without interest and less any applicable withholding taxes.

Our board of directors has set [●], 2016 as the record date for the special meeting. Only holders of record of shares of our common stock at the close of business on [●], 2016 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponements thereof.

Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal.

After careful consideration, our board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement, and determined the merger agreement and the merger to be advisable and in the best interests of Tidelands and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

  Your vote is very important. We urge you to vote your shares now whether or not you expect to attend the special meeting in person. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the proxy statement.

If your shares are registered directly in your name, you are the record holder of these shares and we are sending these proxy materials directly to you. Voting by telephone or the Internet is fast and convenient, and your vote is immediately confirmed and tabulated. You may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed, stamped envelope furnished for that purpose.

If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

If you participate in the Tidelands Bank Employee Stock Ownership Plan (“ESOP”), you will receive a separate communication from the ESOP’s trustee explaining the voting process with respect to shares held in the ESOP, including instructions on how to direct the trustee to vote such shares. In accordance with the terms of the ESOP, ESOP participants are only entitled to vote on the proposal to approve the merger agreement, but not the adjournment proposal.

The enclosed proxy statement provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read the proxy statement and the annexes in their entirety. You may also obtain more information about Tidelands from documents we have filed with the Securities and Exchange Commission. If you have any questions concerning the merger or the proxy statement and would like additional copies or need help voting your shares of common stock, please contact Thomas H. Lyles, President and Chief Executive Officer, at (843) 388-8433.

By Order of the Board of Directors,

Thomas H. Lyles
President & Chief Executive Officer

Mount Pleasant, South Carolina
[●], 2016

SUMMARY

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to carefully read the proxy statement and the annexes in their entirety. Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” and “Tidelands” refer to Tidelands Bancshares, Inc.

The Companies

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151

United is the third largest bank holding company headquartered in Georgia. At December 31, 2015, United had total consolidated assets of  $9.63 billion, net loans of  $5.93 billion, total deposits of $7.88 billion and shareholders’ equity of  $1.02 billion. United conducts substantially all of its operations through its wholly-owned Georgia bank subsidiary, United Community Bank, which operates at 135 locations throughout the Atlanta-Sandy Springs-Roswell, Georgia, and Gainesville, Georgia metropolitan statistical areas, upstate South Carolina, north and coastal Georgia, western North Carolina, and east Tennessee. Also, United has commercial loan offices in Charlotte, North Carolina and Charleston, South Carolina. United Community Bank offers a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured loans, wire transfers, brokerage services and other financial services, and are led by local bank presidents and management with significant experience in, and ties to, their communities.

United Community Bank, through its full-service retail mortgage lending division, United Community Mortgage Services, is approved as a seller/servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation and provides fixed and adjustable-rate home mortgages. United Community Bank also owns an insurance agency, United Community Insurance Services, Inc., known as United Community Advisory Services. United also owns a captive insurance subsidiary, United Community Risk Management Services, Inc., that provides risk management services for United’s subsidiaries. Another subsidiary of United Community Bank, United Community Payment Systems, LLC, provides payment processing services for the Bank’s customers. Additionally, United provides retail brokerage services through a third party broker/dealer.

United was incorporated in 1987, as a Georgia corporation. United Community Bank was organized in 1950. United’s principal executive offices are located at 125 Highway 515 East, Blairsville, Georgia 30512, and its telephone number is (706) 781-2265. Its website is www.ucbi.com. Information on United’s website is not incorporated into this document by reference and is not a part hereof.

Tidelands Bancshares, Inc.

875 Lowcountry Boulevard

Mount Pleasant, South Carolina 29464

(843) 388-8433

Tidelands Bancshares, Inc. is a South Carolina corporation organized in 2002 to serve as the holding company for Tidelands Bank, a state-chartered banking association under the laws of South Carolina headquartered in Mount Pleasant, South Carolina. Tidelands Bank is primarily engaged in the business of accepting demand, savings and time deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”) and providing commercial, consumer and mortgage loans to the general public. Since its inception, Tidelands Bank has focused on serving the banking needs of professionals, entrepreneurs, small business owners and their family members through its seven branch locations in its primary market areas along the South Carolina coast in Charleston (Charleston, Dorchester and Berkeley Counties), Myrtle Beach (Horry and Georgetown County) and Hilton Head (Beaufort and Jasper County).

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As of December 31, 2015, Tidelands had total consolidated assets of $466.2 million, net loans of $320.2 million, total deposits of $420.5 million and shareholders’ equity of $1.9 million.

Tidelands’ website can be accessed at www.tidelandsbank.com. Information contained on Tidelands’ website does not constitute part of, and is not incorporated into, this proxy statement. Our common stock is quoted on the OTC Pink Marketplace under the symbol “TDBK.” Additional information about Tidelands and Tidelands Bank is included in the documents filed by Tidelands with the “SEC”. See “Where You Can Find More Information.”

The Merger (see page 14)

Effects of the Merger (see page 14)

If Tidelands’ shareholders approve the merger agreement, subject to receipt of the required regulatory approvals and satisfaction of the other closing conditions, Tidelands will be merged with and into United. At the effective time of the merger, each share of Tidelands common stock issued and outstanding immediately prior to the effective time, other than shares owned by shareholders who have properly effected dissenters’ rights under South Carolina law, will be converted into the right to receive $0.52 in cash, without interest and less any applicable withholding taxes.

Following the merger, Tidelands’ subsidiary bank, Tidelands Bank, will be merged with and into United Community Bank, United’s wholly-owned Georgia bank subsidiary, and United Community Bank will be the surviving bank.

Treatment of Tidelands’ Fixed Rate Cumulative Preferred Stock, Series T and Warrants to Purchase Tidelands Common Stock issued to the U.S. Department of Treasury under the Capital Purchase Program (see page 14)

The U.S. Department of Treasury (“Treasury”), by letter dated March 21, 2016, has confirmed that it is willing to consent to the redemption of all of the outstanding shares of Tidelands’ fixed-rate cumulative preferred stock (the “Series T Preferred Stock”) and warrants to purchase Tidelands common stock that Tidelands issued to the Treasury under the Treasury’s Capital Purchase Program, plus unpaid dividends, for $9.0 million in the aggregate. Such redemption will take place immediately after the closing of the merger.

Treatment of Tidelands’ Outstanding Trust Preferred Securities (see page 14)

The merger agreement provides that, at the effective time of the merger, United will assume all of Tidelands’ obligations relating to its outstanding trust preferred securities. The assumption is conditioned on United’s payment of all amounts required to bring current the payment of interest (including deferred interest) on the trust preferred securities.

Reasons for the Merger and Recommendation of Tidelands Board of Directors (see page 19)

In reaching its decision to approve the merger agreement and related transactions and recommend their approval to shareholders, the Tidelands board of directors consulted with senior management, its financial advisor, and its legal counsel, and considered a number of factors as more fully described in this proxy statement. Based on these factors, the Tidelands board of directors determined that the merger with United would be advisable and in the best interest of Tidelands shareholders and other constituencies and unanimously approved the merger agreement and related transactions contemplated by those documents.

The Tidelands board of directors has unanimously approved the merger agreement and recommends that Tidelands shareholders vote “FOR” approval of the merger agreement.

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Closing of the Merger (see page 34)

The closing of the merger will occur on the first business day of the calendar month that begins immediately following the satisfaction or waiver of certain closing conditions (including, but not limited to, Tidelands shareholder approval and regulatory approval) or at such other time as mutually agreed to by United and Tidelands.

The merger will become effective upon the filing of the Articles of Merger with the Georgia Secretary of State and the South Carolina Secretary of State.

Conditions to the Completion of the Merger (see page 35)

As more fully described in this proxy statement and in the merger agreement, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions. These conditions include, among others:

•	the redemption of all of the shares of preferred stock and warrants to purchase shares of Tidelands common stock that were issued to Treasury in connection with Treasury’s Capital Purchase Program;

•	the assumption of the trust preferred securities and payment of all deferred interest amounts due to the holders of the trust preferred securities;

•	approval of the merger by the affirmative vote of two-thirds of the outstanding shares of Tidelands common stock entitled to vote at the special meeting;

•	the receipt of all regulatory approvals necessary for United, United Community Bank, Tidelands and Tidelands Bank to complete the transactions contemplated by the merger agreement, including approval from the Board of Governors of the Federal Reserve (the “Federal Reserve Board”), the FDIC, the Georgia Department of Banking and Finance and the South Carolina State Board of Financial Institutions; and

•	there must be no order, injunction, decree or judgment in effect preventing the consummation of the merger or the transactions contemplated by the merger agreement.

In addition, each of United’s and Tidelands’ obligations to effect the merger is subject to the satisfaction or waiver of additional conditions relating to the accuracy of the other party’s representations and warranties, the performance of the other party’s covenants, and certain other matters. Neither United nor Tidelands can be certain of when, or if, United and Tidelands will satisfy or waive the conditions to the merger, or the merger will be completed.

Termination of the Merger Agreement (see page 35)

Either United or Tidelands can terminate the merger agreement if, among other reasons, any of the following occurs:

•	the parties do not receive the required regulatory approvals;

•	the merger is not completed by October 31, 2016;

•	the other party fails to comply with or perform any term, covenant or condition in the merger agreement, or if the other party commits a material breach of any covenant, agreement or obligation in the merger agreement, and such breach cannot be cured or has not been cured within the applicable timeframe provided by the merger agreement; or

•	the requisite Tidelands shareholder vote to approve the merger is not obtained.

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In addition, United may terminate the merger agreement, if:

•	a material adverse effect (as defined in the merger agreement) occurs with respect to Tidelands, or Tidelands suffers a material loss or damage to any of its properties or assets, which materially affects or impairs its ability to conduct its business, and such material adverse effect or material loss or damage cannot be cured or has not been cured within the applicable timeframe provided by the merger agreement;

•	United learns of any fact or condition not previously disclosed by Tidelands, which materially and adversely affects the business, properties, assets or earnings or the ownership, value or continuance of Tidelands; or

•	if the holders of more than 10% of Tidelands’ common stock elect to exercise their statutory right to dissent from the merger.

Restrictions on Solicitation (see page 38)

Tidelands has agreed that it will not, and will not authorize or permit its authorized representatives to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an acquisition proposal of any other person. However, Tidelands may take certain of these actions with respect to an acquisition proposal (as defined in the merger agreement) if the Tidelands board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such a proposal constitutes or is reasonably likely to result in a transaction that is more favorable from a financial point of view to the shareholders of Tidelands, and if certain other requirements are met.

Termination Fee (see page 36)

Tidelands must pay to United a termination fee of  $1.0 million, if, while a competing offer for the acquisition of Tidelands by a party other than United is outstanding or after such an offer has been accepted by Tidelands, Tidelands terminates the merger agreement or Tidelands accepts a competing offer and United terminates the merger agreement.

Voting by Directors and Executive Officers and Voting Agreements (see page 32)

At the close of business on the record date for the special meeting, directors and executive officers of Tidelands were entitled to vote [●] shares of, or approximately [●]%, of Tidelands common stock outstanding on that date.

Each of Tidelands’ directors and executive officers, in their capacities as shareholders, has entered into a voting agreement with United, obligating them to vote their shares in favor of the merger agreement. With respect to the Tidelands directors, each voting agreement also contains certain restrictive covenants, including noncompetition and nonsolicitation provisions.

Under the merger agreement, Tidelands has also agreed to use its commercially reasonable efforts to obtain an agreement from any beneficial owner of 5% or more of Tidelands common stock, who is not also a director or executive officer of Tidelands, to vote in favor of the merger.

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Opinion of Tidelands’ Financial Advisor in Connection with the Merger (see page 20)

BSP Securities, LLC (“BSP”), a wholly-owned broker/dealer subsidiary of Banks Street Partners, LLC, served as Tidelands financial advisor in connection with the merger and has delivered its written opinion dated March 30, 2016 to the Tidelands board of directors to the effect that, as of the date of the opinion and subject to the assumptions, limitations, and qualifications contained in the opinion, the merger consideration to be received by any holder of Tidelands common stock pursuant to the merger agreement is fair, from a financial point of view, to such holder. A copy of the opinion delivered by BSP is attached as Annex C. BSP provided its opinion for the information and assistance of the Tidelands board of directors in connection with its consideration of the merger. The BSP opinion is not a recommendation with respect to how you should vote on the merger proposal or any related matter.

Material U.S. Federal Income Tax Consequences of the Merger (see page 39)

The exchange of Tidelands shares for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences With Respect to the Merger”) for U.S. federal income tax purposes. Shareholders who are U.S. holders and who exchange their Tidelands shares in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their Tidelands shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “Material U.S. Federal Income Tax Consequences With Respect to the Merger” for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Interests of Certain Persons in the Merger that are Different from Your Interests (see page 29)

In considering the recommendation of the Tidelands board of directors that you vote to approve the proposals submitted for approval at the special meeting set forth in this proxy statement, you should be aware that Tidelands’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Tidelands’ shareholders generally. The Tidelands board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger and in recommending to you that you approve the proposals submitted for approval at the special meeting set forth in this proxy statement.

These interests include:

•	United has agreed to indemnify the directors and executive officers of Tidelands following the merger against certain liabilities arising from their acts or omissions before the merger. United has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of Tidelands for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such officers and directors.

•	Thomas H. Lyles, the current President and Chief Executive Officer of Tidelands and Tidelands Bank, has entered into an offer letter to serve as Chairman of United Community Bank’s Charleston, South Carolina Community Bank Advisory Board, and a noncompetition agreement with United Community Bank. Each of these agreements becomes effective upon the closing of the merger and provides for United to make certain payments to Mr. Lyles.

•	Robert H. Mathewes, Jr., the current Chief Community Banker of Tidelands Bank, has entered into an offer letter to serve in a nonexecutive role as a member of senior management of United Community Bank, and a noncompetition agreement with United Community Bank. Each of these agreements becomes effective upon the closing of the merger and provides for United to make certain payments to Mr. Mathewes.

•	Milon C. Smith, the current Executive Vice President and Chief Credit Officer of Tidelands Bank, has entered into an offer letter to serve in a nonexecutive role as a member of senior management of United Community Bank, and a noncompetition agreement with United Community Bank. Each of these agreements becomes effective upon the closing of the merger and provides for United to make certain payments to Mr. Smith.

•	Already-vested payments under Tidelands’ salary continuation agreements with each of Mr. Lyles, Mr. Mathewes and Mr. Smith will be accelerated as a result of the merger.

For a more complete description of these interests and agreements, see “The Merger—Interests of Certain Directors and Executive Officers of Tidelands in the Merger,” beginning on page 29.

Dissenters’ Rights (see page 32)

You have a right to dissent and receive the fair value for your common stock if you assert and perfect your dissenters’ rights in connection with the merger. Please see “The Merger—Dissenters’ Rights” beginning on page 32 for a description of the procedures required to exercise your right to dissent.

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QUESTIONS AND ANSWERS

Q:           Why am I receiving this proxy statement and what will I be asked to vote on?

A:           Tidelands and United have agreed to a merger pursuant to the terms of the merger agreement, a copy of which is included in this proxy statement as Annex A. In order to complete the merger, Tidelands shareholders must approve the merger agreement. In addition, while not a condition to the closing of the merger, Tidelands shareholders will vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

Q:          What will I receive in the merger?

A:           If the merger is completed, you will be entitled to receive $0.52 in cash, without interest and less any applicable withholding taxes, for each share of Tidelands common stock that you own immediately prior to the effective time.

Q:           What constitutes a quorum at the special meeting?

A:           Shareholders who hold shares representing at least a majority of the shares of Tidelands common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Tidelands common stock represented at the special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Q:           What vote is required to approve each proposal?

A:          Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Tidelands common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal.

Q:          How does the board of directors recommend that shareholders vote?

A.          The Tidelands board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Tidelands and its shareholders and recommends that you vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

Q:          When is the merger expected to be completed?

A:            We plan to complete the merger during the third quarter of 2016.

Q:           How do I vote if I am a shareholder of record?

A:          If you were a record holder of Tidelands common stock at the close of business on the record date for the special meeting, you may vote in person by attending the special meeting or, you may authorize a proxy to vote by:

•	submitting your proxy by mail by using the provided self-addressed, stamped envelope;

•	visiting the Internet site listed on the proxy and following the instructions provided on that site anytime until 11:59 p.m., Eastern Time, on [●]; or

•	calling the toll-free number listed on the proxy and following the instructions provided in the recorded message anytime until 11:59 p.m., Eastern Time, on [●].

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Q:        My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:        No. If your shares are held through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee may not vote your shares on any of the proposals to be considered at the special meeting and a broker non-vote will result.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Tidelands or by voting in person at the special meeting unless you first obtain a “legal proxy” from your broker, bank or other nominee.

Q.          I hold shares in the Tidelands Bank Employee Stock Option Plan (ESOP). How do I vote my shares held in the ESOP?

A         In accordance with the terms of the ESOP, ESOP participants are only entitled to vote on the proposal to approve the merger agreement, but not the adjournment proposal. All allocated shares of Tidelands common stock held by the ESOP are voted solely by the ESOP trustee, as may be directed by ESOP participants. ESOP participants will receive a separate communication from the ESOP trustee explaining the voting process with respect to shares held in the ESOP, including instructions on how to direct the trustee to vote such shares. All unallocated shares of Tidelands common stock held by the ESOP and allocated shares for which no timely voting instructions are received from ESOP participants are generally voted by the ESOP trustee in its discretion. The ESOP trustee will vote all shares held in the ESOP, both allocated and unallocated, on the adjournment proposal. Please note, you may not vote shares held in the ESOP in person at the special meeting. If you decide to change your voting instructions after you have submitted your voting instruction form, you must obtain a new voting instruction form from the ESOP trustee. The deadline for returning your voting instruction form is [●], 2016.

Q.           Do I have the right to dissent and obtain the “fair value” for my shares?

A.           Yes, South Carolina law permits you as a shareholder of Tidelands to dissent from the merger and to obtain payment in cash of the “fair value” of your shares of Tidelands common stock. To do this, you must follow specific procedures, including delivering written notice to Tidelands of your intent to demand payment for your shares if the merger is effectuated before the shareholder vote on the merger agreement is taken and you must not vote your shares in favor of the merger agreement. If you follow the required procedures, your only right will be to receive the “fair value” of your Tidelands common stock in cash. Copies of the applicable South Carolina statutes are attached to this proxy statement as Annex B. See “The Merger—Dissenters’ Rights” beginning on page 32.

Q:           Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:           Yes. If you are the record holder, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a new, valid proxy bearing a later date; or

•	attending the special meeting and voting in person. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you hold shares in “street name,” you must contact your broker, bank or other nominee to change your vote.

If you hold shares in the ESOP, you must contact the ESOP trustee before the [●], 2016 deadline to change your vote.

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Q.           Is the merger expected to be taxable to U.S. holders?

A.          Yes, the exchange of Tidelands shares for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “Material U.S. Federal Income Tax Consequences With Respect to the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:          Should I send in my stock certificates now?

A:          No. After the merger is completed, you will receive written instructions from United for exchanging your Tidelands common stock certificates for cash.

Q:          Who should I call with questions?

A:          You should call Thomas H. Lyles, President and Chief Executive Officer of Tidelands Bancshares, Inc., at (843) 388-8433.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “should,” “predict,” “project,” “potential,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” and “estimate,” as well as similar expressions. These forward-looking statements include, but are not limited to, statements related to the expected completion of the merger (including the timing thereof) and the ability to consummate the merger (including but not limited to the receipt of all required regulatory approvals). These statements are based on many assumptions and are not guarantees or assurances of future performance, and actual results may differ materially from those indicated by the forward-looking statements.

Actual results may differ materially from those set forth in this proxy statement due to the risks and uncertainties related to the merger and/or inherent in Tidelands’ business, including, without limitation:

•	the risk that our shareholders do not approve the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure to satisfy each of the conditions to the consummation of the merger, including but not limited to, the risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger on acceptable terms, or at all;

•	the outcome of any potential legal proceedings related to the merger;

•	diversion of management time on merger-related issues;

•	the reaction of the companies’ customers to the transaction;

•	changes in asset quality or credit risk;

•	the parties being unable to successfully implement integration strategies; and

•	the risk that the merger will not be consummated within the expected time period or at all.

Tidelands does not assume any duty to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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THE SPECIAL MEETING

Date, Time and Place

The special meeting of shareholders will be held on [●], 2016, at [●], local time, at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464. On or about [●], Tidelands commenced mailing this proxy statement and the enclosed form of proxy to its shareholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, shareholders will be asked to consider and vote on the following:

•	a proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

Completion of the merger is conditioned on approval of the merger agreement by our shareholders, among other conditions.

Recommendations of the Tidelands Board of Directors

After careful consideration, the Tidelands board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Tidelands and its shareholders. The Tidelands board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

You should carefully read this proxy statement and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is [●], 2016. Only holders of record of shares of Tidelands common stock at the close of business on such date will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponements of the meeting. At the close of business on the record date, [●] shares of Tidelands common stock were issued and outstanding and entitled to vote at the special meeting.

Each share of Tidelands common stock outstanding on the record date for the special meeting is entitled to one vote on each proposal to be considered at the special meeting.

Voting by Tidelands’ Directors and Executive Officers

At the close of business on the record date for the special meeting, the directors and executive officers of Tidelands and their affiliates were entitled to vote [●] shares of Tidelands common stock or approximately [●]% of the shares of Tidelands common stock outstanding on that date. In connection with the merger agreement, each of Tidelands’ directors and executive officers has entered into voting agreement with United, in his or her capacity as a shareholder, agreeing to vote in favor of the approval of the merger agreement.

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Quorum and Adjournment

No business may be transacted at the special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the special meeting must be present in person or by proxy to constitute a quorum.

If we do not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, we may propose to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. No notice of an adjourned meeting needs to be given if the date, time and place of the adjourned meeting are announced at the special meeting unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

In determining whether there is a quorum at the special meeting for purposes of all matters to be voted on, all votes “for” or “against” and all votes to “abstain” will be counted.

Required Vote

The approval of the merger agreement requires the affirmative vote of two-thirds of the issued and outstanding shares of Tidelands common stock entitled to vote at the special meeting. An abstention, broker non-vote or a failure to vote your shares will have the same effect as a vote cast “against” this proposal.

The approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions, broker non-votes and a failure to vote your shares will have no effect on the outcome of this proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Tidelands common stock at the close of business on the record date of the special meeting, a proxy card is enclosed for your use. We request that you vote your shares as promptly as possible by (i) calling the toll-free number listed on the proxy card, (ii) voting through the Internet site listed on the proxy card, or (iii) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Tidelands common stock represented by it will be voted at the special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Tidelands common stock represented are to be voted with regard to a particular proposal, the shares of common stock represented by the proxy will be voted in accordance with the recommendation of the Tidelands board of directors and, therefore, “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

At the date hereof, the Tidelands board of directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Tidelands Notice of Special Meeting of Shareholders. If any other matter is properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Accordingly, if you were a record holder of Tidelands common stock on the record date of the special meeting, please sign and return the enclosed proxy card or vote via telephone or the Internet, regardless of whether or not you plan to attend the special meeting in person. Proxies submitted through the specified Internet website or by telephone must be received by 11:59 p.m., Eastern Time, on [●].

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Shares Held in Street Name

If you hold shares of our common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Tidelands or by voting in person at the special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of our common stock on behalf of their customers may not give a proxy to Tidelands to vote those shares without specific instructions from their customers.

If you are a shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the proposals.

Shares Held By Participants in the Tidelands Bank Employee Stock Ownership Plan (ESOP)

In accordance with the terms of the ESOP, ESOP participants are only entitled to vote on the proposal to approve the merger agreement, but not the adjournment proposal. All allocated shares of Tidelands common stock held by the ESOP are voted solely by the ESOP trustee, as directed by plan participants. ESOP participants will receive a separate communication from the ESOP trustee explaining the voting process with respect to shares held in the ESOP, including instructions on how to direct the trustee to vote such shares. All unallocated shares of Tidelands common stock held by the ESOP and allocated shares for which no timely voting instructions are received from ESOP participants are generally voted by the ESOP trustee in its discretion. The ESOP trustee will vote all shares held in the ESOP, both allocated and unallocated, on the adjournment proposal. Please note, you may not vote shares held in the ESOP in person at the special meeting. If you decide to change your voting instructions after you have submitted your voting instructions form, you must obtain a new voting instruction form from the ESOP trustee. The deadline for returning your voting instruction form is [●], 2016.

Revocation of Proxies

If you are a record holder of Tidelands common stock (i.e., you hold your shares directly instead of through a brokerage account, other nominee or in the ESOP) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the special meeting. You may do this by:

•	delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	casting a subsequent vote via telephone or the Internet; or

•	attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

If you hold shares in the ESOP, you must contact the ESOP trustee before the [•], 2016 deadline to change your vote.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our shareholders. In accordance with the merger agreement, we will pay our own costs of soliciting proxies from our shareholders, including the cost of mailing this proxy statement. In addition to solicitation of proxies by mail, proxies may be solicited by our officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

We will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of our common stock. We may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of shareholders possible, we have engaged Regan & Associates, Inc., a proxy solicitation firm, to solicit proxies on our behalf. We have agreed to pay to Regan & Associates a proxy solicitation fee of $16,000. We will also reimburse Regan & Associates for its reasonable out-of-pocket costs and expenses.

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PROPOSALS SUBMITTED TO TIDELANDS SHAREHOLDERS AT THE SPECIAL MEETING

Proposal 1 – Approval of the Merger Agreement

At the special meeting, you will be asked to approve the merger agreement. You should read this proxy statement carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement as Annex A.

After careful consideration, the Tidelands board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Tidelands and its shareholders.

The Tidelands board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Proposal 2 – The Adjournment Proposal

The special meeting may be adjourned to another time or place if there are insufficient votes represented at the special meeting to constitute a quorum necessary to conduct business at the special meeting or if there are insufficient votes necessary to obtain the approval of Proposal 1, above.

Tidelands requests that its shareholders authorize the holder of any proxy solicited by the Tidelands board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time or place, if determined necessary or appropriate by Tidelands, to solicit additional proxies (including the solicitation of proxies from shareholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.

The Tidelands board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

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THE MERGER

The descriptions of the terms and conditions of the merger, the merger agreement, and any related documents in this proxy statement are qualified in their entirety by reference to the copy of the merger agreement attached as Annex A to this proxy statement.

Effects of the Merger

At the effective time of the merger, Tidelands will merge with and into United. United will be the surviving entity following the merger.

In the merger, each outstanding share of Tidelands common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive $0.52 in cash, without interest and less any applicable withholding taxes.

Treatment of Tidelands’ Series T Preferred Stock and Warrants to Purchase Tidelands Common Stock issued to Treasury under the Capital Purchase Program

Treasury, by letter dated March 21, 2016, has confirmed that it is willing to consent to the redemption of all of the outstanding shares of Tidelands’ Series T Preferred Stock and warrants to purchase Tidelands common stock that Tidelands issued to Treasury under Treasury’s Capital Purchase Program, plus unpaid dividends, for $9.0 million in the aggregate. The redemption is a closing condition to the merger.

Treatment of Tidelands’ Outstanding Trust Preferred Securities

The merger agreement provides that, at the effective time of the merger, United will assume all of Tidelands’ obligations relating to its outstanding trust preferred securities. The assumption is conditioned on United’s payment of all amounts required to bring current the payment of interest (including deferred interest) on the trust preferred securities. As of March 1, 2016, the total principal amount outstanding on the trust preferred securities plus accrued and unpaid interest was $18.3 million. The assumption of the trust preferred securities is a closing condition of the merger.

Background of the Merger

In 2010, Tidelands Bank entered into a consent order with the FDIC and the South Carolina State Board of Financial Institutions (the “Consent Order”)which required, among other things, that Tidelands Bank achieve and maintain capital requirements that exceeded the minimum regulatory capital ratios for “well-capitalized” banks. In 2011, Tidelands entered into a written agreement with the Federal Reserve Bank of Richmond (the “Written Agreement”) which resulted in Tidelands adopting a plan to address capital requirements of Tidelands and Tidelands Bank. For over five years, management and the Tidelands board of directors have focused their efforts on meeting the objectives in the Written Agreement and the Consent Order in order to improve Tidelands Bank’s financial condition and enable Tidelands Bank to meet regulatory capital requirements.

Since 2012, management and the Tidelands board of directors have engaged in an extensive process to either recapitalize or sell Tidelands Bank. Beginning in 2012, Tidelands entered into a financial consulting agreement with BSP to assist Tidelands in evaluating various strategic alternatives including capital raises, mergers and acquisitions, branch sales, bulk asset sales and other initiatives. During the third quarter of 2012, Tidelands explored a potential capital raise through the issuance of preferred stock in order to repurchase, at a discount, the Series T Preferred Stock and the two series of trust preferred securities (individually referred to herein as the “TruPS I and “TruPS II and together as the “trust preferred securities”). The Series T Preferred Stock, TruPS I and TruPS II are collectively referred to herein as the “Capital Instruments.” The Capital Instruments are all senior in payment priority to Tideland’s common stock. After discussions with the Tidelands board of directors, regulators and the holders of the Capital Instruments, management concluded that Tidelands would have to raise a substantial amount of capital in a recapitalization transaction in order to repurchase the Capital Instruments and provide Tidelands and Tidelands Bank with an acceptable level of capital going forward. The Tidelands board of directors, after consulting with BSP, did not believe that Tidelands was likely to be able to raise a sufficient amount of capital through a preferred stock issuance.

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In early 2013, management decided to explore two alternative strategies: (1) a sale of Tidelands Bank, and (2) a recapitalization through a common stock offering. In the first half of 2013, BSP ran an auction process in which 28 potential strategic partners were contacted, 15 of which signed non-disclosure agreements, seven of which performed some level of due diligence, and one party, which we refer to as “Institution A,” submitted a written indication of interest. After Institution A conducted due diligence on Tidelands, it informed Tidelands that it would only pursue an acquisition of Tidelands in the context of a bankruptcy proceeding. Tidelands Board rejected the bankruptcy proposal believing it was premature to take such drastic measures given the remaining deferment period on the interest payments of TruPS I and TruPS II and, as a result, terminated discussions with Institution A. No other written indications of interest were received in response to this auction process.

In mid 2013, Tidelands further explored a recapitalization transaction in which 31 potential investors were contacted, six of which signed non-disclosure agreements and three of which performed preliminary due diligence. Each potential investor stressed the need for significant discounts on the Capital Instruments and ascribed nominal value for Tidelands common stock. During this time, management also reached out to current shareholders and potential local investors to determine interest in participating in a recapitalization transaction. These efforts did not result in any serious and viable commitment to make an investment in Tidelands.

During the second quarter of 2014, Tidelands first entered into discussions with United. In April 2014, United and Tidelands entered into a non-disclosure agreement. In May 2014, management from Tidelands and United met and on June 6, 2014, United submitted a non-binding indication of interest to Tidelands providing a range of consideration of $1.9 million to $2.4 million, or $0.45 to $0.55 per share, to the holders of common stock, a 60% discount on the redemption of the Series T Preferred Stock, and the assumption of the trust preferred securities. In June and July 2014, United performed due diligence on Tidelands, including a third-party loan review. In late July 2014, United terminated discussions with Tidelands based on the results of United’s due diligence. United informed Tidelands that timing was not good and it would consider reengaging in discussions with Tidelands later in the year or in 2015.

In late 2014 through early 2015, Tidelands entered into discussions with an experienced community bank investor, which we refer to as “Investor 1.” During this time, management met with Investor 1 and Investor 1 performed due diligence on Tidelands. Investor 1 submitted a letter of intent to Tidelands providing for a capital raise of $20 million at $0.16 per share of common stock, redemption of Series T Preferred Stock at a 90% discount, assumption and payment of accrued dividends on the trust preferred securities, and renegotiation of the interest rate on the TruPS II to match the interest rate on the TruPS I. Shortly thereafter, Investor 1 terminated discussions with Tidelands due to Investor 1’s investments in other institutions and a lack of investable funds.

In the first half of 2015, Tidelands entered into discussions with a potential lead private equity investor in a proposed recapitalization, which we refer to as “Investor 2.” The parties entered into a non-disclosure agreement and Investor 2 met with management. Investor 2 submitted a non-binding term sheet to Tidelands providing for an investment of $8.7 million of a $25.5 million common stock offering at $0.35 per share of common stock and repayment of (1) the Series T Preferred Stock at a 90% discount and forgiveness of unpaid dividends and (2) the trust preferred securities at a 50% discount and forgiveness of unpaid interest. After completion of due diligence, Investor 2 submitted a revised term sheet reducing the per share purchase price from $0.35 to $0.10 with the remaining terms unchanged. Investor 2 terminated discussions because Investor 2 and the holders of the Capital Instruments could not agree on the discount amounts on their respective instruments. During these negotiations, Tidelands entered into non-disclosure agreements with several other potential investors but after preliminary due diligence, none of the potential investors submitted offers.

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During the third quarter of 2015, BSP contacted United about reengaging in discussions with respect to a potential business combination. In June 2015, United and Tidelands entered into a new non-disclosure agreement. On July 27-28, 2015, the management of Tidelands and United met in Mount Pleasant. On August 13, 2015, United submitted a non-binding letter of intent to Tidelands the terms of which provided for $3.2 million, or $0.75 per share, to the holders of common stock; $4.0 million to redeem the Series T Preferred Stock, which was an 80% discount to principal and unpaid dividends at the time; and $13.0 million to redeem the trust preferred securities, which was a 24% discount to principal and unpaid interest at the time. On August 14, 2015, the Tidelands board of directors met and reviewed the letter of intent and authorized management to execute the letter of intent subject to a counteroffer of $4.2 million, or $1.00 per share, for the holders of common stock. On August 20, 2015, United and Tidelands entered into a revised letter of intent which provided $4.2 million, or $1.00 per share, to the holders of common stock; $4.5 million to redeem the Series T Preferred Stock; and $13.6 million to redeem the trust preferred securities. In late August 2015, Tidelands, BSP and Nelson Mullins entered into negotiations with the holders of the Capital Instruments based on the proposed terms from United. The parties were unable to agree on the amount of the discounts on the Capital Instruments in comparison to the total consideration offered by United for Tidelands’ common stock. On September 2, 2015, based on negotiations with the holders of the Capital Instruments, United and Tidelands entered into a revised letter of intent the terms of which provided for $3.2 million, or $0.75 per share, to the holders of common stock; $5.5 million to redeem the Series T Preferred Stock; and $13.6 million to redeem the trust preferred securities. In September 2015, Tidelands, BSP and Nelson Mullins reengaged discussions with the holders of the Capital Instruments to negotiate the discount amounts on the Capital Instruments.

In late September 2015, Tidelands and BSP continued to negotiate with the holder of the Series T Preferred Stock to increase the discount for the redemption to provide for a higher consideration amount to the holders of common stock. On September 23, 2015, as a result of negotiations with the holders of the Capital Instruments, United and Tidelands revised the letter of intent to provide for $1.3 million, or $0.31 per share, to the holders of common stock; $5.4 million to redeem the Series T Preferred Stock; and $14.0 million to redeem the trust preferred securities, representing no principal discount on such redemption, but a partial forgiveness of accrued interest was still required. The holders of the Capital Instruments would not commit to these amounts; however, in October 2015, United terminated discussions with Tidelands to address internal corporate matters and informed Tidelands that it would reengage negotiations with Tidelands once those matters were resolved. As a result, further negotiations with the holders of the Capital Instruments were terminated.

In the third quarter of 2015, Investor 1 contacted BSP to notify Tidelands that he was now interested in an investment in Tidelands as part of a recapitalization transaction. Also, in November 2015, BSP and Tidelands began another marketing process to identify a strategic partner for a business combination. BSP approached nine qualified strategic partners who were substantially larger than Tidelands and had experience in distressed acquisitions. BSP provided minimum bids to the potential partners based on the terms previously negotiated with United in September 2015. The potential strategic partners were provided access to an electronic data room and credit files and were required to review the credit files before submitting offers. In late November 2015, one of the potential strategic partners, which we refer to as “Institution B” performed due diligence, including a remote credit review, and then in December 2015, met with management in Mount Pleasant. On December 10, 2015, Institution B submitted a letter of intent that matched the terms provided in the United letter of intent from September 2015. In mid-December 2015, after notification of the proposed terms of the letter of intent, the holders of the Capital Instruments would not initially agree to the terms. Institution B separately terminated discussions with Tidelands and withdrew its letter of intent due to other strategic opportunities it was considering at that time.

During the first quarter of 2016, BSP and Tidelands continued the marketing process with the remaining eight potential strategic partners. In February 2016, BSP received three non-binding letters of intent. Two of the non-binding letters of intent were offers to acquire Tidelands in a business combination on terms that matched the terms of the United letter of intent from September 2015, one of the non-binding letters of intent was from United and the other was from an institution referred to as “Institution C.” The third non-binding letter of intent was from Investor 1 to acquire $13.2 million in common stock at $0.31 per share as part of a $25 million recapitalization transaction. On February 12, 2016, the Tidelands board of directors held a special telephonic meeting to review the three proposals. Representatives from BSP and Nelson Mullins presented each of the three proposals to the board and discussed the highlights and risks associated with each proposal. The board instructed its advisors to prepare and present further analysis with respect to each proposal at the next scheduled board meeting.

In the interim, Tidelands received an unsolicited call from another investment banking firm, which we refer to as “Investment Banker A,” with respect to a proposed recapitalization transaction and requested the opportunity to present the transaction proposal to the Tidelands board of directors. The proposed capital raise would seek to raise between $36 million and $46 million at $0.40 per share of common stock with no lead investor and no investor owning more than 9.9% of Tidelands stock on a pro forma basis. The recapitalization transaction proposed by Investment Banker A was subject to its due diligence review of Tidelands, which had not yet commenced.

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On February 22, 2016, the Tidelands board of directors met to consider the four potential proposals. Investment Banker A presented its recapitalization proposal. Then BSP and Nelson Mullins provided further analysis with respect to the three proposals from United, Institution C and Investor 1 that were initially presented at the February 12 meeting and the recapitalization proposal presented by Investment Banker A. The advisors discussed the key financial terms and the execution risks associated with each proposal. After extensive deliberations, Tidelands board of directors determined that the proposed merger with United was the most favorable based on United’s substantial due diligence on Tidelands, United’s historical negotiations with the holders of the Capital Instruments, and lower perceived execution risk as compared to a business combination with Institution C and even higher execution risk with respect to the two recapitalization scenarios from Investor 1 and Investment Banker A.

On February 23, 2016, BSP notified Institution C that the Tidelands board of directors had decided to negotiate with another party. Institution C responded by submitting a revised letter of intent on February 24, 2016 increasing the total consideration by $3.7 million to $26 million, allocated as follows: (1) $1.8 million, or $0.41 per share, to holders of common stock; (2) $7.0 million for the redemption of the Series T Preferred Stock; (3) $8.76 million for the redemption of the TruPS I; and (4) $8.47 million for the redemption of the TruPS II. On February 26, 2016, United was given the opportunity to submit a revised offer and submitted a revised letter of intent providing for total consideration of $26.4 million, allocated as follows: (1) $1.9 million, or $0.42 per share in cash, or 0.025 shares of United common stock, to holders of common stock; (2) $7.2 million for the redemption of the Series T Preferred Stock; (3) $8.76 million for the redemption of the TruPS I; and (4) $8.5 million for the redemption of the TruPS II. On February 26, 2016, Tidelands management met with the management of Institution C in Mount Pleasant to determine their interest level and evaluate the execution risk of a potential business combination with Institution C.

On February 29, 2016, the Tidelands board of directors met to consider the revised letters of intent from United and Institution C. Representatives from BSP and Nelson Mullins were in attendance and reviewed the terms of both letters of intent with the Tidelands board of directors. Tidelands’ advisors also informed the board that the United letter of intent contained an exclusivity clause that required Tidelands not to solicit other offers while negotiating a definitive agreement with United and that included a break up fee of $350,000 if Tidelands entered into another transaction with another party. Nelson Mullins noted that if unsolicited offers were made to Tidelands during the negotiation period that the Tidelands board of directors would have to evaluate those offers. The board voted unanimously in favor of pursuing the United offer because of the higher consideration value and lower perceived execution risk.

On February 29, 2016, BSP notified Institution C that the Tidelands board of directors decided to move forward with another party, but that it had not entered into a letter of intent with another party at that time. Institution C immediately countered with a higher offer which it delivered in writing on March 1 providing for total consideration of $28 million, allocated as follows: (1) $2.1 million, or $0.48 per share, to the holders of common stock; (2) $8.3 million for the redemption of the Series T Preferred Stock; (3) $8.76 million for the redemption of the TruPS I; and (4) $8.5 million for the redemption of the TruPS II. On March 3, 2016, United was given the opportunity to submit a revised offer and submitted a revised letter of intent with total consideration of $29 million, allocated as follows: (1) $2.2 million, or $0.52 per share, to holders of common stock; (2) $9.4 million for the redemption of TARP; (3) $8.76 million for the assumption of the TruPS I; and (4) $8.5 million for the redemption of the TruPS II. On March 3, 2016, the Tidelands board of directors met to consider the revised letters of intent. Representatives from BSP and Nelson Mullins were in attendance. BSP presented the latest details of the offers from both United and Institution C. Tidelands’ advisors and the board discussed at length the concern of the continually accruing interest and pending default on the trust preferred securities and its potential adverse impact on the amount of consideration to be paid to the holders of common stock. The board also took into account that the Series T Preferred Stock, which was senior to the common stock, was still taking a material discount while consenting to holders of common stock receiving $0.52 per share. In light of these considerations, the Tidelands board of directors voted unanimously in favor of the United offer subject to a fixed consideration amount for the holders of Tidelands common stock.

On March 8, 2016, Tidelands received notices of default from the trustees of the trust preferred securities. The notices provided that Tidelands’ right to defer interest payments had expired on December 30, 2015, at which time all deferred interest became due and payable. Tidelands did not pay such deferred interest constituting an event of default. As a result, the trustees of the trust preferred securities demanded payment by Tidelands of the total principal amount and accrued interest outstanding, which as of March 1, 2016 was $18.3 million.

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On March 9, 2016, Tidelands received the initial draft of the merger agreement from United. Through April 4, 2016, the respective management teams of United and Tidelands, with the assistance of the respective legal counsel and the financial advisors to United and Tidelands, engaged in negotiations with respect to the merger agreement and exchanged drafts of the merger agreement. During this same time, the respective management teams of United and Tidelands, with the assistance of the respective legal counsel to United and Tidelands, had further discussions with the holders of the Capital Instruments, which resulted in the holder of the Series T Preferred Stock delivering a letter consenting to the redemption of the Series T Preferred Stock immediately after the closing of the merger and the holders of the trust preferred securities agreeing to consent to the assumption of the trust preferred securities by United at the closing of the merger, notwithstanding the current default status of the trust preferred securities.

On March 21, 2016, the Tidelands board of directors met to review the terms of the near-final merger agreement, with an expectation that the directors would meet again the following week to vote on the merger. Representatives from Nelson Mullins and BSP were present for this review. Nelson Mullins discussed the directors’ fiduciary duties in connection with the Tidelands board of directors’ evaluation of a potential business combination transaction. Nelson Mullins led the Tidelands board through a detailed review of the terms of the merger agreement and answered many questions from Tidelands directors, including questions regarding a termination fee of $1 million that could become payable if Tidelands or United terminated the merger agreement in certain circumstances and questions regarding a merger agreement provision that would prohibit Tidelands from soliciting third-party acquisition proposals. The Tidelands board of directors was informed by Tidelands’ advisors that the proposed termination fee represented 3.4% of the total consideration being offered by United. The Tidelands board of directors was further informed by Tidelands’ advisors that precedent existed to support analyzing the reasonableness of a termination fee as a percentage of total consideration to be provided to holders of equity and funded indebtedness in similar situations where a substantial portion of the consideration is utilized to pay off debt. The Tidelands board of directors requested that management and its advisors attempt to negotiate a lower amount for the termination fee.

On March 30, 2016, the board of directors of Tidelands and Tidelands Bank met again to review the merger agreement. Representatives from Nelson Mullins and BSP were present. The independent directors of Tidelands and Tidelands Bank also met with representatives from Nelson Mullins prior to the board meeting to discuss the offer letters and proposed non-competition agreements between United and Messrs. Lyles, Mathewes and Smith. At this meeting, BSP made a presentation to the Tidelands board of directors regarding the financial aspects of the proposed transaction and rendered to the Tidelands board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to holders of Tidelands common stock. A copy of BSP’s written opinion, dated March 30, 2016, is attached to this proxy statement/prospectus as Annex C, and a summary of the opinion is included below in “Opinion of Tidelands’ Financial Advisor in Connection with the Merger.” Nelson Mullins reviewed the merger agreement and the material changes to the draft of the merger agreement from the draft presented to the Tidelands board of directors at the board meeting held on March 21, 2016. Nelson Mullins explained that United had continued to insist on a $1 million termination fee, but had agreed to limitations on the circumstances under which the termination fee would be payable. Nelson Mullins responded to various questions raised by the members of the Tidelands board of directors. After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting and in prior meetings of the Tidelands board of directors, including the factors described under “—Tidelands’ Reasons for the Merger and Recommendation of the Tidelands Board of Directors”, the Tidelands board of directors unanimously adopted and approved the merger agreement and unanimously determined to recommend the merger to the Tidelands’ shareholders for approval.

The merger agreement was entered into on April 4, 2016. On the evening of April 4, 2016, United issued a news release publicly announcing the merger agreement.

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Tidelands’ Reasons for the Merger and Recommendation of the Tidelands Board of Directors

In reaching its decision to approve the merger agreement and related transactions and recommend their approval to shareholders, the Tidelands board of directors consulted with senior management, its financial advisor, BSP, and its legal counsel, Nelson Mullins, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	the business strategy and strategic plan of Tidelands, its prospects for the future, projected financial results, and expectations relating to the proposed merger, based on discussions with management of Tidelands;

•	a review of the risks and prospects of Tidelands remaining independent, including that Tidelands has actively searched for investors to participate in a recapitalization for over five years, and challenges to maintaining a small community bank subsidiary in the prevailing financial and regulatory climate versus aligning Tidelands with a well capitalized, well run larger organization;

•	a review of the historical financial statements and condition of Tidelands and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of Tidelands, including that Tidelands shares of common stock had a negative book value per share of $2.95 at the time the merger agreement was executed;

•	the risk of involuntary bankruptcy given the notices of default received by Tidelands declaring the entire amount of the trust preferred securities immediately due and payable;

•	the current and prospective regulatory environment in which Tidelands operates, including pursuant to the Consent Order between Tidelands Bank and the FDIC and the South Carolina Board of Financial Institutions and the Written Agreement between Tidelands and the Federal Reserve Bank of Richmond;

•	the merger consideration which could reasonably be expected from other potential acquirers with apparent ability to consummate the acquisition of Tidelands, including bank holding companies and depository institutions that had expressed an interest in acquiring Tidelands;

•	the relative financial strength of United as a merger partner compared to other potential acquirers based on United’s historical revenues and revenue expectations over the near and long term;

•	the ability of United to pay the merger consideration;

•	the ability of United to execute a merger transaction from a financial and regulatory perspective and its history of being able to successfully integrate merged institutions into its existing franchise;

•	the geographic fit and increased customer convenience of the branch networks of the combined entity;

•	the anticipated effect of the acquisition on Tidelands’ employees (including the fact that United anticipates offering employment to most of the employees of Tidelands Bank following the consummation of the merger);

•	the financial analysis reviewed and discussed with Tidelands board of directors by BSP on March 30, 2016, and BSP’s written opinion rendered to Tidelands board of directors on the same date with respect to the fairness, from a financial point of view, of the merger consideration to be received by holders of Tidelands common stock;

•	the review by Tidelands board of directors with our legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the merger consideration; and

•	the likelihood that the merger will be completed, including the likelihood that the regulatory approvals needed to complete the merger will be obtained and that no United shareholder approval would be required.

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Based on the factors described above, the Tidelands board of directors determined that the merger with United would be advisable and in the best interests of Tidelands shareholders and other constituencies and unanimously approved the merger agreement and related transactions contemplated by those documents. In reaching its determination to approve and recommend the merger agreement and related transactions, the Tidelands board of directors did not assign any specific or relative weights to any of the factors listed above.

THE TIDELANDS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT TIDELANDS SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

Opinion of Tidelands’ Financial Advisor in Connection with the Merger

Pursuant to its engagement, Tidelands requested that BSP render a written opinion to the Tidelands board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid by United to Tidelands shareholders as set forth in the merger agreement. BSP is an investment banking firm that specializes in providing investment banking services to financial institutions. BSP has been involved in numerous bank-related business combinations. No limitations were imposed by Tidelands upon BSP with respect to rendering its opinion.

At the March 30, 2016 meeting at which the Tidelands board of directors considered and approved the merger agreement, BSP delivered to the Tidelands board of directors its written opinion that, as of such date, the merger consideration was fair to Tidelands shareholders from a financial point of view.

The full text of BSP’s opinion is attached as Annex C to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read BSP’s entire opinion carefully in connection with your consideration of the proposed merger.

The opinion speaks only as of the date of the opinion. The opinion was directed to the Tidelands board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to Tidelands shareholders. It does not address the underlying business decision of the Tidelands board of directors to engage in the merger or any other aspect of the merger and is not a recommendation to any Tidelands shareholder as to how such shareholder should vote at the special meeting with respect to the merger proposal or any other matter.

For purposes of the opinion and in connection with BSP’s review of the proposed transactions, BSP, among other things, did the following:

•	reviewed the terms of the merger agreement;

•	participated in discussions with Tidelands’ management concerning Tidelands’ financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Tidelands’ and United’s future financial performance;

•	reviewed Tidelands’ audited financial statements for the years ended December 31, 2015, 2014 and 2013;

•	reviewed United’s audited financial statements for the years ended December 31, 2015, 2014 and 2013;

•	reviewed certain financial forecasts and projections of Tidelands, prepared by its management;

•	analyzed certain aspects of Tidelands’ financial performance and condition and compared such financial performance with similar data of publicly-traded companies BSP deemed similar to Tidelands;

•	compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that BSP deemed to be relevant; and

•	performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as BSP deemed relevant.
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BSP assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that was provided to it by Tidelands, United, and their respective representatives, and of the publicly available information that was reviewed by BSP. BSP is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that such allowances of Tidelands were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP was not retained to and did not conduct a physical inspection of any of the properties or facilities of Tidelands or United, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Tidelands or United, was not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. BSP’s opinion was necessarily based on economic, market, and other conditions in effect on, and the information made available to it, as of March 30, 2016.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, BSP acted on behalf of the Tidelands board of directors.

BSP’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of Tidelands common stock in the merger and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement, or the likelihood of the merger receiving regulatory approval. Although BSP was retained on behalf of the Tidelands board of directors, BSP’s opinion does not constitute a recommendation to any director of Tidelands as to how such director or any shareholder should vote with respect to the merger proposal or any other matter.

 Based upon and subject to the foregoing, and based on BSP’s experience as investment bankers, BSP’s activities as described above, and other factors BSP deemed relevant, BSP rendered its opinion that, as of March 30, 2016, the merger consideration to be paid to the holders of Tidelands common stock in the merger is fair, from a financial point of view, to such holders.

The following is a summary of material analyses performed by BSP in connection with its opinion to the Tidelands board of directors on March 30, 2016. The summary does not purport to be a complete description of the analyses performed by BSP but summarizes the material analyses performed and presented in connection with BSP’s opinion.

Summary of the Proposed Merger

BSP reviewed the financial terms of the merger. In accordance with the terms of the merger agreement, each share of Tidelands common stock issued and outstanding will be exchanged for $0.52 in cash. United will also pay $9.0 million to redeem the Series T Preferred Stock and related warrants to purchase Tidelands common stock that Tidelands issued to the Treasury under the Treasury’s Capital Purchase Program, will assume $8.0 million of TruPS I and pay an estimated $0.8 million of deferred interest, and will assume $6.0 million of TruPS II and pay an estimated $3.0 million of deferred interest. With the assumption of the trust preferred securities, the redemption of the Series T Preferred Stock and related warrants to purchase Tidelands common stock and the acquisition of Tidelands common stock, the total merger consideration is approximately $29 million.

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Comparative Merger Transaction Analysis

United negotiated the purchase price of each of the capital instruments and the common stock with the ultimate aim of acquiring the underlying asset of Tidelands—Tidelands Bank. Although BSP’s opinion relates only to the consideration paid for Tidelands common stock, because of the structure of the transaction, BSP believes it is appropriate to look at the total merger consideration paid for the common stock and for the other capital instruments, in comparing the purchase price to peer transactions, particularly because conventional metrics such as price-to-tangible book value and price-to-earnings per share are not applicable to Tidelands on a consolidated basis, because book value and earnings per share are negative.

As such, BSP used the total consideration value of $29 million to calculate a price-to-tangible equity, price-to-assets and premium-to-core deposits for Tidelands Bank and compared those multiples to relevant publicly available peer bank transaction multiples. BSP looked at three peer groups of publicly announced bank mergers that it deemed to be relevant for purposes of its analysis. BSP compared selected operating results of Tidelands Bank to: (a) 17 bank mergers announced since January 1, 2013 involving targets headquartered in the Southeast with total assets between $150 million and $1 billion and nonperforming assets/total assets greater than 4.5% at the time of announcement (the “Asset Quality Group”); (b) seven bank mergers announced since January 1, 2013 involving targets headquartered in the Southeast with total assets between $150 million and $1 billion and trailing-12-months’ return on average assets less than zero at the time of announcement (the “ROAA Group”); and (c) ten bank mergers announced since January 1, 2013 involving targets headquartered in the Southeast with total asset between $150 million and $1 billion and tangible equity/tangible assets less than 7% at the time of announcement (the “Capital Group”). All peer groups exclude terminated mergers, government-assisted mergers, thrift merger conversions and transactions for which pricing information is not available. The composition of each peer group is shown in Tables 1 though 3 at the end of this section. Comparing the pricing multiples from these merger peer groups to Tidelands indicates above-median pricing on most metrics.

	Price/ Tangible Equity (%)	Price/ Assets (%)	Premium/ Core Deposits (%)
United/Tidelands Bank	117.4	6.2	1.1

Asset Quality Group - Median	109.4	7.2	0.9
Asset Quality Group - 25th Percentile	86.6	4.8	(0.6)
Asset Quality Group - 75th Percentile	139.7	12.6	4.6

ROAA Group - Median	81.8	3.5	(0.5)
ROAA Group - 25th Percentile	70.8	1.6	(1.0)
ROAA Group - 75th Percentile	109.4	4.6	0.8

Capital Group - Median	90.4	4.8	0.3
Capital Group - 25th Percentile	81.8	1.5	(0.6)
Capital Group - 75th Percentile	134.1	8.4	2.9

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BSP also applied the median pricing multiples for the three peer groups to Tidelands Bank to calculate an implied total transaction value at peer multiples. BSP then subtracted the value of the negotiated consideration to be paid to the holders of the Series T Preferred Stock and the trust preferred securities to calculate the remaining consideration available to Tidelands common shareholders, on a per share basis, based on peer transaction pricing levels. Using this approach, the implied values for common shareholders based on most peer transaction multiples are well below the $0.52 value per share offered by United, as noted in the below table.

Implied Values Per Share Based On	Peer Price/ Tangible Equity	Peer Price/ Assets	Peer Core Deposit Premium
Asset Quality Group - Median	$0.06	$1.62	$0.33
ROAA Group - Median	($1.54)	($2.50)	($0.96)
Capital Group - Median	($1.04)	($1.06)	($0.25)

No target company used in the selected peer merger analysis described above is identical to Tidelands or Tidelands Bank. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Net Present Value Analysis

  BSP calculated potential net present values for Tidelands common stock. The purpose of the analysis was to compare the implied value of Tidelands publicly traded common stock to the merger consideration. Tidelands was in default on the TruPS I and TruPS II at March 30, 2016, and had received a “going concern” opinion from its auditors. As such, BSP did not believe that it was reasonable to assume that Tidelands would remain an independent company without completing a substantial equity capital raise. In its projections, BSP assumed a $26.5 million common equity raise priced at $0.40 per share, which BSP estimated would generate sufficient new capital to bring deferred interest current on the TruPS I and TruPS II, redeem the Series T Preferred Stock at the discounted level contemplated in the merger agreement, and comply with the capital requirements of Tidelands Bank’s Consent Order. While it is not possible to know if Tidelands could have successfully completed an offering at $0.40 per share – a price well above the then-current trading price of Tidelands common stock – this price is in line with the high end of the various recapitalization proposals explored by Tidelands, and BSP believes that a capital raise at that pricing level could plausibly have been achieved along with a confirmed discounted redemption of the Series T Preferred Stock.

Tidelands’ publicly traded common stock receives no coverage by independent equity research analysts. Accordingly, BSP relied on financial projections derived from Tidelands’ internal forecasts and BSP’s discussions with management, which included the assumed common stock capital raise described above. BSP used these financial projections to estimate tangible book value per share and earnings per share, both excluding the value of Tidelands’ deferred tax asset (“DTA”) and including the value of the DTA, for calendar year 2019. The DTA primarily represents the potential future tax benefits associated with the Company’s historical net operating losses and may or may not be included in GAAP tangible equity, depending on a number of factors including the discretion of auditors. BSP estimated that Tidelands would have a gross DTA of approximately $16 million at December 31, 2019, which would potentially represent a substantial component of total tangible equity but which would likely receive a much lower multiple than other forms of tangible equity and may not be included in reported GAAP tangible equity at all.

BSP applied a range of terminal multiples that it deemed appropriate for a recapitalized Tidelands to each projected metric as of December 31, 2019, discounted back to the present from that date using a discount ranging from 14% to 20% and determined that the net present value of the Tidelands common stock fell within a range of $0.26 to $0.42. The discount rates are intended to reflect the execution risk associated with completing a large equity raise above the market trading price and of operating Tidelands as an independent institution with still-elevated nonperforming assets.

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	Terminal Tangible Book Multiples, excluding DTA
Discount Rates	120%	130%	140%	150%
14%	$0.33	$0.36	$0.38	$0.41
15%	$0.32	$0.35	$0.37	$0.40
16%	$0.31	$0.33	$0.36	$0.39
17%	$0.30	$0.33	$0.35	$0.38
18%	$0.29	$0.32	$0.34	$0.36

	Terminal Tangible Book Multiples, including DTA
Discount Rates	70%	80%	90%	100%
14%	$0.29	$0.33	$0.38	$0.42
15%	$0.28	$0.32	$0.37	$0.41
16%	$0.28	$0.32	$0.35	$0.39
17%	$0.27	$0.31	$0.34	$0.38
18%	$0.26	$0.30	$0.33	$0.37

	Terminal Earnings Multiples
Discount Rates	14.0x	16.0x	18.0x	20.0x
14%	$0.29	$0.33	$0.37	$0.42
15%	$0.28	$0.32	$0.36	$0.40
16%	$0.27	$0.31	$0.35	$0.39
17%	$0.27	$0.30	$0.34	$0.38
18%	$0.26	$0.29	$0.33	$0.37

Conclusion

 Based on the results of the various analyses described above, BSP concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view, to Tidelands shareholders.

The opinion expressed by BSP was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets of Tidelands could materially affect the assumptions used in preparing the opinion.

As described above, BSP’s opinion was among the many factors taken into consideration by the Tidelands board of directors in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP assumed that, in all respects material to its analyses:

•	the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination, or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.
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BSP cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement, BSP has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP

BSP will be paid a fee for services as Tidelands’ financial advisor in connection with the merger, including: a $2,500 monthly retainer, which started in February 2013; $50,000, which was paid upon the signing of the definitive merger agreement; $100,000, which was paid for the fairness opinion; and $300,000, which will be paid at the closing of the merger. In addition, Tidelands has agreed to indemnify BSP and its directors, officers and employees, from liability in connection with the transaction, and to hold BSP harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP’s actions or decisions made in good faith and in the best interest of Tidelands. During the two years preceding the date of the opinion, BSP has not provided advisory services to United for which it received compensation.

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Table 1 – Asset Quality Group

				Price/			Seller Financials at Announcement
Buyer/ Seller	Seller State	Announce Date	Trans- action Value ($mm)	Tangible Equity(%)	Assets (%)	Premium/ Core Deposits (%)	Total Assets ($000)	TCE Ratio(%)	LTM ROAA (%)	NPAs/ Assets (%)

Median - All Southeast			18.4	109.4	7.2	0.9	346,291	8.33	0.22	6.42
25th Percentile - All Southeast			8.0	86.6	4.8	-0.6	228,492	5.31	0.00	5.48
75th Percentile - All Southeast			44.0	139.7	12.6	4.6	495,089	10.17	0.44	9.33

1st United Bancorp, Inc./ Enterprise Bancorp, Inc.	FL	03/22/13	44.0	117.4	18.9	4.6	233,401	15.30	0.77	8.99
Ameris Bancorp/ Coastal Bankshares, Inc.	GA	03/11/14	37.3	181.5	14.2	5.9	432,787	10.17	0.32	5.54
Ameris Bancorp/ Prosperity Banking Company	FL	05/02/13	16.0	90.4	6.1	-0.4	741,713	2.39	0.15	4.51
Arvest Bank Group, Inc./ National Banking Corp.	AR	10/02/13	9.6	113.1	5.1	0.8	186,779	8.31	-0.09	4.93
Bank of the Ozarks, Inc./ First National Bank of Shelby	NC	01/24/13	64.0	63.1	7.2	-8.0	883,732	11.47	0.22	7.08
BNC Bancorp/ Community First Financial Group, Inc.	NC	12/18/13	25.8	105.7	11.3	0.8	228,492	10.73	-0.26	13.98
C&F Financial Corp./ Central Virginia Bankshares, Inc.	VA	06/10/13	0.9	30.3	0.2	-0.6	387,777	0.67	0.00	9.33
CenterState Banks, Inc./ Community Bank of South Florida, Inc.	FL	10/05/15	66.6	145.1	13.4	6.0	495,089	9.26	0.44	6.42
CenterState Banks, Inc./ Hometown of Homestead Banking Company	FL	10/27/15	18.4	117.4	10.1	1.1	346,291	8.97	0.63	4.94
First Citizens BancShares, Inc./ 1st Financial Services Corp.	NC	08/28/13	2.0	98.8	0.3	1.6	683,231	-0.90	0.35	6.05
HCBF Holding Company, Inc./ BSA Financial Services, Inc.	FL	04/26/13	8.0	86.1	4.8	-1.1	167,712	8.50	0.11	9.61
HCBF Holding Company, Inc./ Highlands Independent Bancshares, Inc.	FL	05/15/14	3.4	67.2	1.4	-1.4	247,936	5.31	-0.22	6.34
Ironhorse Financial Group, Inc./ Benefit Bank	AR	12/29/14	32.2	160.4	17.2	11.2	187,485	10.71	0.74	4.62
Park Sterling Corp./ Provident Community Bancshares, Inc.	SC	03/05/14	1.4	215.0	4.1	3.4	332,633	-1.88	-0.93	5.48
Seacoast Banking Corp. of Florida/ Grand Bankshares, Inc.	FL	03/25/15	15.2	NA	11.5	0.9	207,976	6.13	0.41	10.46
Simmons First National Corp./ Metropolitan National Bank	AR	09/12/13	53.6	86.8	5.4	-1.2	991,357	6.23	0.15	9.90
Stonegate Bank/ Community Bank of Broward	FL	08/25/14	61.2	137.9	12.6	5.9	487,470	8.33	0.62	7.24
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Table 2 – ROAA Group

			Price/				Seller Financials at Announcement
Buyer/ Seller	Seller State	Announce Date	Tran- saction Value ($mm)	Tangible Equity (%)	Assets (%)	Premium/ Core Deposits (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	NPAs/ Assets (%)

Median - All Southeast			3.4	81.8	3.5	-0.5	247,936	5.31	-0.22	5.48
25th Percentile - All Southeast			2.3	70.8	1.6	-1.0	207,636	1.42	-0.40	4.44
75th Percentile - All Southeast			10.0	109.4	4.6	0.8	317,417	6.97	-0.06	7.83

Arvest Bank Group, Inc./ National Banking Corp.	AR	10/02/13	9.6	113.1	5.1	0.8	186,779	8.31	-0.09	4.93
BNC Bancorp/ Community First Financial Group, Inc.	NC	12/18/13	25.8	105.7	11.3	0.8	228,492	10.73	-0.26	13.98
BNC Bancorp/ Randolph Bank & Trust Company	NC	05/31/13	10.4	74.5	3.5	-2.8	302,201	5.63	-0.03	3.41
C&F Financial Corporation/ Central Virginia Bankshares, Inc.	VA	06/10/13	0.9	30.3	0.2	-0.6	387,777	0.67	0.00	9.33
First Bancshares, Inc./ First National Bank of Baldwin County	AL	01/31/13	3.3	81.8	1.8	-0.5	186,770	2.16	-0.54	3.94
HCBF Holding Company, Inc./ Highlands Independent Bancshares	FL	05/15/14	3.4	67.2	1.4	-1.4	247,936	5.31	-0.22	6.34
Park Sterling Corporation/ Provident Community Bancshares, Inc.	SC	03/05/14	1.4	215.0	4.1	3.4	332,633	-1.88	-0.93	5.48
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Table 3 – Capital Group

			Price/				Seller Financials at Announcement
Buyer/ Seller	Seller State	Announce Date	Trans- action Value ($mm)	Tangible Equity (%)	Assets (%)	Premium/ Core Deposits (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	NPAs/ Assets (%)

Median - All Southeast			9.3	90.4	4.8	0.3	471,446	3.09	0.15	5.77
25th Percentile - All Southeast			2.3	81.8	1.5	-0.6	269,110	1.04	-0.22	4.08
75th Percentile - All Southeast			41.9	134.1	8.4	2.9	727,093	5.93	0.35	8.58

Ameris Bancorp/ Prosperity Banking Company	FL	05/02/13	16.0	90.4	6.1	-0.4	741,713	2.39	0.15	4.51
BNC Bancorp/ Valley Financial Corp.	VA	11/17/14	101.2	177.1	15.0	7.5	857,345	6.67	0.75	2.09
C&F Financial Corp./ Central Virginia Bankshares, Inc.	VA	06/10/13	0.9	30.3	0.2	-0.6	387,777	0.67	0.00	9.33
First Bancshares, Inc./ First National Bank of Baldwin County	AL	01/31/13	3.3	81.8	1.8	-0.5	186,770	2.16	-0.54	3.94
First Citizens BancShares, Inc./ 1st Financial Services Corp.	NC	08/28/13	2.0	98.8	0.3	1.6	683,231	-0.90	0.35	6.05
HCBF Holding Company, Inc./ Highlands Independent Bancshares	FL	05/15/14	3.4	67.2	1.4	-1.4	247,936	5.31	-0.22	6.34
Park Sterling Corp./ Provident Community Bancshares, Inc.	SC	03/05/14	1.4	215.0	4.1	3.4	332,633	-1.88	-0.93	5.48
Seacoast Banking Corp. of Florida/ Grand Bankshares, Inc.	FL	03/25/15	15.2	NA	11.5	0.9	207,976	6.13	0.41	10.46
Simmons First National Corp./ Metropolitan National Bank	AR	09/12/13	53.6	86.8	5.4	-1.2	991,357	6.23	0.15	9.90
Stonegate Bank/ Florida Shores Bancorp, Inc.	FL	09/05/13	50.5	134.1	9.1	4.0	555,115	3.79	NA	1.76
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Interests of Certain Directors and Executive Officers of Tidelands in the Merger

In considering the recommendation of the Tidelands board of directors that you vote to approve the proposals submitted for approval at the special meeting set forth in this proxy statement, you should be aware that Tidelands’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Tidelands’ shareholders generally. The Tidelands board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger and in recommending to you that you approve the proposals submitted for approval at the special meeting set forth in this proxy statement. For purposes of the agreements described below, the completion of the merger contemplated by the merger agreement will constitute a change in control.

These interests are described in further detail below.

Indemnification and Insurance

To the fullest extent permitted by applicable law, United has agreed that for six years after the completion of the merger it will indemnify, defend and hold harmless the present and former directors and executive officers of Tidelands against all liabilities arising out of or resulting from acts or omissions of such directors and executive officers occurring before the merger.

Before the effective time of the merger, United has also agreed to obtain or maintain directors’ and officers’ liability insurance for six years after the completion of the merger covering present and former directors and officers of Tidelands or Tidelands Bank. United will not be required, however, to pay premiums for insurance coverage in excess of 250% of the last annual premium paid by Tidelands before the date of the merger agreement, referred to as the 250% maximum premium amount. If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the 250% maximum premium amount, then United must use its reasonable best efforts to maintain the most advantageous policies obtainable for a premium equal to the 250% maximum premium amount.

Existing Salary Continuation Agreements

Tidelands has salary continuation agreements with Thomas H. Lyles, who currently serves as President and Chief Executive Officer of Tidelands and Tidelands Bank, Robert H. Mathewes, Jr., who currently serves as the Executive Vice President and Chief Community Banker of Tidelands Bank and Milon C. Smith, who currently serves as the Executive Vice President and Chief Credit Officer of Tidelands Bank. These agreements are unfunded arrangements maintained to provide supplemental retirement benefits for the executives, and are considered a non-qualified benefit plan. Under these agreements, each officer was entitled to receive a fixed annual benefit payable for a period of 15 years upon reaching age 65. Mr. Lyles’ annual benefit was $55,000, Mr. Mathewes’ annual benefit was $230,562 and Mr. Smith’s annual benefit was $62,953. However, effective June 30, 2010, each executive agreed to the cessation of all further accruals under their salary continuation agreements, agreeing instead to receive an annual benefit equal to the June 30, 2010 accrual balance divided by 15, which benefit would be payable for 15 years beginning at age 65. As revised, the annual retirement benefits under the salary continuation agreements are $9,542 for Mr. Lyles, $4,217 for Mr. Mathewes, and $9,251 for Mr. Smith.

Under Mr. Mathewes salary continuation agreement, because he has not yet reached at 65, upon a change in control, he is entitled to a lump sum cash payment equal to his June 30, 2010 accrual balance, or $63,248.

Because Mr. Lyles and Mr. Smith have already reached age 65 and have already started to receive annual benefits under their agreements, upon a change in control, each is entitled to a lump sum cash payment equal to their remaining June 30, 2010 accrual balance, or $128,019.15 for Mr. Lyles and $131,825.81 for Mr. Smith.

Offer Letters between United Community Bank and each of Mr. Lyles, Mr. Mathewes and Mr. Smith

Mr. Lyles, Mr. Mathewes and Mr. Smith have each entered into offer letters with United Community Bank that will become effective immediately after consummation of the merger. Mr. Lyles will serve as Chairman of United Community Bank’s Charleston, South Carolina Community Bank Advisory Board and each of Mr. Mathewes and Mr. Smith will serve in a nonexecutive role as a member of senior management of United Community Bank.

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Under Mr. Lyles’ offer letter, he will receive standard fees for advisory board meetings, which have not yet been determined. Under Mr. Mathewes’ offer letter, he will receive an annual base salary of $233,265, and he will be entitled to participate in all officer and employee compensation, bonus, incentive and benefits plans of United Community Bank. Under Mr. Smith’s offer letter he will receive an annual base salary of $50,000, and he will also be entitled to participate in all officer and employee compensation, bonus, incentive and benefits plans of United Community Bank.

Noncompetition Agreements between United Community Bank and each of Mr. Lyles, Mr. Mathewes and Mr. Smith

Mr. Lyles, Mr. Mathewes and Mr. Smith each entered into noncompetition agreements with United Community Bank as a condition to entering into their respective offer letters that will become effective upon the consummation of the merger.

Under each noncompetition agreement, Mr. Lyles, Mr. Mathewes and Mr. Smith have generally agreed, during the respective terms of their agreements, not to directly or indirectly:

•	engage as an employee, officer, director, manager, salesperson, executive, independent contractor or other agent in providing banking services to any business organization that is a competitor of United Community Bank or its affiliates in Beaufort, Berkeley, Charleston, Dorchester, Georgetown, Horry or Jasper, Counties, in South Carolina;

•	make any statement or take any action that, in the sole judgment of United Community Bank, interferes with United Community Bank’s or its affiliate’s business relationships with any client, including making any statements that are harmful to the reputation of United Community Bank or any of its officers, directors or affiliates; or

•	except on behalf of United Community Bank and as requested by the bank, make contact with any client for the purpose of soliciting, diverting, or appropriating any business from, or entering into any business relationship with such client, relating to banking services or banking business of any type, or enticing or encouraging any person employed by or associated with United Community Bank or its affiliates to serve with a different business organization other than United Community Bank or its affiliates.

Each of Mr. Lyles, Mr. Mathewes and Mr. Smith have also agreed to keep the business activities, plans and all other confidential information of United Community Bank confidential during the term of their respective noncompetition agreements.

The term of Mr. Lyles’ noncompetition agreement begins on the effective date of the merger and ends on the third anniversary of the effective date. As consideration for his agreement to abide by the above-referenced provisions, United will pay Mr. Lyles a monthly payment of $22,417 for a period of 36 months beginning on the effective date of the merger.

The term of Mr. Mathewes’ noncompetition agreement begins on the effective date of the merger and ends on the second anniversary of the effective date. As consideration for his agreement to abide by the above-referenced provisions, United will pay Mr. Mathewes an annual payment of $100,000 for a period of two years beginning on the first anniversary of the effective date of the merger.

The term of Mr. Smith’s noncompetition agreement begins on the effective date of the merger and ends on the second anniversary of the effective date. As consideration for his agreement to abide by the above-referenced provisions, United will pay Mr. Smith a monthly payment of $15,542 for a period of 24 months beginning on the effective date of the merger.

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Golden Parachute Compensation

Because of Tidelands’ participation in the Capital Purchase Program and because of formal supervisory action taken against Tidelands, it is subject to numerous compensation restrictions. These restrictions arise under the Capital Purchase Program rules, under FDIC rules applicable to financial organizations that are considered to be in a “troubled condition,” under the terms of the Consent Order between Tidelands Bank and the FDIC and the South Carolina Board of Financial Institutions, and under the terms of the Written Agreement between Tidelands and the Federal Reserve Bank of Richmond. Under these rules, the restrictions on Tidelands’ compensation programs include prohibitions on severance and termination payments, also known as “golden parachute” payments, to any named executive officer or to any of the next five most highly compensated employees. As a result, no named executive officer of Tidelands will receive any payments based on or that otherwise relates to the merger that are required to be disclosed in this proxy statement and subject to a non-binding advisory vote of Tidelands’ shareholders under Item 402(t) of Regulation S-K and Securities Exchange Act Rule 14a-21(c) each as promulgated by the SEC.

The above noted restrictions on golden parachute payments do not extend to the lump sum cash payments payable to Mr. Lyles, Mr. Mathewes and Mr. Smith on a change in control under each of their salary continuation agreements, as described above under “—Salary Continuation Agreements.” However, while the payment of their already-vested benefits will be accelerated as a result of the merger under their salary continuation agreements, there are no enhancements to the benefits they are entitled to under these agreements as a result of the merger.

Regulatory Approvals Required for the Merger

The Federal Reserve Board, the FDIC, the Georgia Department of Banking and Finance and the South Carolina State Board of Financial Institutions must approve the merger. In determining whether to grant that approval, the Federal Reserve Board will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.

The review of the merger application by the Federal Reserve Board, the FDIC, the Georgia Department of Banking and Finance or the South Carolina State Board of Financial Institutions will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Tidelands. Further, no shareholder should construe an approval of the merger application by the Federal Reserve Board, the FDIC, the Georgia Department of Banking and Finance or the South Carolina State Board of Financial Institutions to be a recommendation that the shareholders vote to approve the proposal.

Exchange of Payment Procedures

As soon as practicable after the effective time of the merger, the exchange agent will mail to each holder a letter of transmittal with instructions for use in effecting the surrender of your Tidelands stock certificates in exchange for payment of the merger consideration. If you are a shareholder of record, you will not be entitled to receive the merger consideration until you surrender your certificates along with a duly executed letter of transmittal to the exchange agent.

You should not return your certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

United and the exchange agent will be entitled to deduct and withhold any applicable required taxes from the merger consideration. In the event any amount is withheld from the merger consideration otherwise payable to any person (and is paid over to the appropriate governmental authority), that amount will be treated as having been paid to that person.

Any portion of the aggregate merger consideration that remains undistributed to holders of shares of Tidelands common stock will be provided to the appropriate public official pursuant to applicable abandoned property, escheat or similar laws when and as required by applicable law, and United will not be liable to any former holders of Tidelands common stock for any amounts so delivered.

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At the effective time, the stock transfer books of Tidelands will be closed and there will be no further registration of transfers thereafter on the records of Tidelands. On or after the effective time, any certificates presented to the exchange agent or United for any reason will be cancelled and exchanged for the merger consideration with respect to the shares formerly represented by such certificates.

Bank Consolidation Following the Merger

Following the merger, Tidelands’ subsidiary bank, Tidelands Bank, will be merged with and into United Community Bank, United’s wholly-owned Georgia bank subsidiary, and United Community Bank will be the surviving bank.

Voting Agreements

Each of Tidelands’ directors and executive officers, in their capacities as shareholders, has entered into a voting agreement with United, obligating them to vote their shares in favor of the merger agreement.

With respect to the Tidelands directors, each voting agreement also contains certain restrictive covenants that generally prohibit each director from, directly or indirectly, for a period of two years, (a) serving as an officer or director of any bank, bank holding company or credit union or finance company within a 20-mile radius of each Tidelands Bank branch, (b) soliciting, diverting or appropriating any business from any of Tidelands Bank’s customers, for the purpose of providing competitive products or services, (c) soliciting, recruiting or hiring away any employee of Tidelands or Tidelands Bank with whom the director had material contact in the last two years, or (d) knowingly or intentionally damaging or destroying the goodwill and esteem of Tidelands Bank or United, or their respective business with its employees, customers or others.

Under the merger agreement, Tidelands has also agreed to use its commercially reasonable efforts to obtain an agreement from any beneficial owner of 5% or more of Tidelands common stock, who is not also a director or executive officer of Tidelands, to vote in favor of the merger.

Dissenters’ Rights

Under South Carolina law, holders of Tidelands common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of Tidelands common stock. Set forth below is a summary of the procedures that must be followed by the holders of Tidelands common stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of the applicable South Carolina statutes, a copy of which is attached to this proxy statement as Annex B.

 A record holder of Tidelands common stock who wishes to assert dissenters’ rights (i) must deliver to Tidelands before the vote is taken on the merger agreement written notice of his intent to demand payment for his shares if the merger is effectuated, and (ii) must not vote his shares in favor of the merger agreement.

If the merger is approved at the special shareholders’ meeting, Tidelands will deliver, no later than 10 days after the special shareholders’ meeting, a written dissenters’ notice to all Tidelands shareholders who satisfied the two requirements set forth above. The written dissenters’ notice will state where the payment demand must be sent and where stock certificates must be deposited, will include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date, and will set a date by which Tidelands must receive the payment demand, which date will not be less than 30 or more than 60 days after the written dissenters’ notice is delivered. A dissenting shareholder who does not demand payment or deposit his or her share certificate as required by the dissenters’ notice will not be entitled to payment for his or her shares, and such shareholder’s shares of Tidelands common stock will be converted into the right to receive the merger consideration in connection with the merger.

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As soon as the merger is consummated, or upon receipt of a payment demand, Tidelands will pay to each dissenting shareholder who properly demanded payment the amount Tidelands estimates to be the fair value of his or her shares, plus accrued interest. If the shareholder believes the amount of the payment is less than fair value or that the interest is calculated incorrectly or Tidelands fails to make payment within 60 days after the date set for demanding payment, or if the merger is not consummated, Tidelands fails to return the deposited certificates within 60 days after the date set for demanding payment, he or she may notify Tidelands in writing of his or her own estimate of fair value and amount of interest due and demand payment of his estimate (less the payment already received). However, a dissenting shareholder waives his or her right to demand additional payment if he or she fails to notify Tidelands of his or her demand in writing within 30 days after Tidelands made payment for his or her shares. If a demand for payment remains unsettled, Tidelands will commence a court proceeding to determine the fair value of the shares and the accrued interest.

Exercise of dissenters’ rights by holders of Tidelands common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

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THE MERGER AGREEMENT

The following is a brief summary of the significant provisions of the merger agreement by and between Tidelands and United. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A and is incorporated herein by reference. You should read the entire merger agreement carefully and in its entirety.

Structure of the Merger

The merger agreement provides for the merger of Tidelands with and into United, with United being the surviving corporation, followed immediately by the merger of Tidelands Bank, a wholly-owned subsidiary of Tidelands, with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank being the surviving bank. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of United will not be changed, and Tidelands will cease to exist as a separate entity.

Closing of the Merger

The closing of the merger will occur on the first business day of the calendar month that begins immediately following the satisfaction or waiver of certain closing conditions (including, but not limited to, Tidelands shareholder approval and regulatory approval) or at such other time as mutually agreed to by the United and Tidelands. The merger will become effective upon the filing of the Articles of Merger with the Georgia Secretary of State and the South Carolina Secretary of State.

The merger and the bank merger must be approved by the Federal Reserve Board, the FDIC, the Georgia Department of Banking and Finance, and the South Carolina State Board of Financial Institutions. Management of United and Tidelands anticipate that the merger will become effective during the third quarter of 2016.

Shareholder Consideration

In the merger, each outstanding share of Tidelands common stock will be converted into the right to receive $0.52 in cash.

CPP Redemption

United and Tidelands will use reasonable best efforts to enter into a definitive agreement with Treasury to redeem all of the shares of the preferred stock and warrants to purchase shares of Tidelands common stock that were issued to Treasury in connection with Treasury’s Capital Purchase Program (the “CPP Redemption”) in exchange for a cash payment of approximately $9 million. Treasury has provided a letter dated March 21, 2016, confirming that it is willing to consent to the CPP Redemption, which is to take place immediately after the closing of the merger. United’s receipt of documentation satisfactory to United in its reasonable discretion, evidencing that the CPP Redemption will occur immediately after the closing of the merger, is a closing condition of the merger.

TruPS Assumption

United will expressly assume the trust preferred securities and will pay all deferred interest amounts due to the holders of the trust preferred securities at the closing of the merger (the “TruPS Assumption”). The holders of the trust preferred securities have each signed a waiver and consent letter agreeing to waive all defaults with respect to the securities and to consent to the TruPS Assumption. As of March 1, 2016, the total principal amount outstanding on the trust preferred securities plus accrued and unpaid interest was $18.3 million. The TruPS Assumption is a closing condition of the merger.

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Representations and Warranties

Tidelands has made certain customary representations and warranties to United in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Annex A. The representations and warranties of Tidelands must be true and correct in all material respects, subject to exception that would not have a material adverse effect. None of the representations and warranties by either party survives the effective time of the merger.

Conditions to Completion of the Merger

United and Tidelands will not complete the merger unless a number of conditions are satisfied or waived, including:

•	the shareholders of Tidelands must approve the merger agreement;

•	United has received documentation satisfactory to United in its reasonable discretion, evidencing that the CPP Redemption will occur immediately after the closing of the merger;

•	the TruPS Assumption occurs at the closing of the merger;

•	there must be no order, decree or injunction in effect, which enjoins or prohibits consummation of the merger;

•	United and Tidelands must receive all required regulatory approvals, authorizations and consents, any waiting periods required by law must have passed, and none of the regulatory approvals may include any condition or requirement that would materially and adversely affect the combined enterprise of United and Tidelands or otherwise materially impair the value of Tidelands to United;

•	the representations and warranties of each of United and Tidelands in the merger agreement must be true and correct in all material respects, subject to exception that would not have a material adverse effect;

•	United and Tidelands must each have performed in all material respects all obligations required to be performed by it;

•	United and Tidelands must obtain all material permits, authorizations, consents, waivers, clearances or approvals for the consummation of the merger and the related transactions;

•	no event or development must have occurred with respect to Tidelands that has had, or would reasonably be expected to have, a material adverse effect on Tidelands or United; and

•	any order or supervisory action by any bank regulator or the Securities and Exchange Commission received by Tidelands or Tidelands Bank must not be applicable to United.

Termination of the Merger Agreement

The merger agreement may be terminated in the following ways at any time before the effective date of the merger:

•	by United, if a material adverse effect (as defined in the merger agreement) has occurred, or if Tidelands has suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business which has not been cured within 20 days after the giving of written notice by United or, if it is not capable of being cured within 20 days, Tidelands has not begun to cure within 20 days after such written notice;

•	by either party, if the other party has not substantially complied with, or substantially performed, the terms, covenants or conditions of the merger agreement, and such non-compliance has not otherwise been waived;
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•	by either party, in the event of a material breach by the other party of any covenant, agreement or obligation contained in the merger agreement which breach has not been cured within 20 days after the giving of written notice of the breach or, if such breach is not capable of being cured within 20 days, the breaching party has not begun to cure such breach within 20 days after such written notice;

•	by United, if it learns of any facts or conditions not disclosed by Tidelands in the merger agreement, the disclosure memorandum, its exchange act reports or its financial statements, which facts or conditions were required to be disclosed, and which materially and adversely affects such business, properties, assets, or earnings or the ownership, value or continuance thereof;

•	by either party, if required regulatory approval has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	by either party, if the merger has not occurred on or before October 31, 2016;

•	by United, if the holders of more than 10% of the outstanding shares of Tidelands common stock elect to exercise statutory dissenters’ rights; or

•	by either party, if the Tidelands shareholders do not approve the merger agreement.

Termination Fee

Tidelands must pay to United a termination fee of  $1.0 million, if, while a competing offer for the acquisition of Tidelands by a party other than United is outstanding or after such an offer has been accepted by Tidelands, Tidelands terminates the agreement or Tidelands accepts a competing offer and United terminates the agreement.

Required Shareholder Approval and Consents

The holders of two thirds of the outstanding shares of Tidelands common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

As of [●], 2016, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, there were [●] shares of Tidelands common stock outstanding with each registered holder of Tidelands common stock being entitled to one vote per share. All of the directors and executive officers of Tidelands have agreed to vote their shares in favor of the merger. Tidelands’ directors and executive officers own [●] shares, or [●]%, of Tidelands common stock.

Additionally, the holder of the preferred stock must consent to the CPP Redemption and the holders of the trust preferred securities must consent to the TruPS Assumption as part of the merger.

Expenses

All expenses incurred by United in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing these materials and all regulatory applications with state and federal authorities will be paid by United. All expenses incurred by Tidelands in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants will be paid by Tidelands.

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Liability Insurance

In addition to the directors’ and officers’ liability insurance described above, United will provide employment practices liability coverage for a period of one year following the effective time of the merger for an annual premium cost of up to 250% of the annual premium paid by Tidelands for its current policy.

Conduct of Business of Tidelands Pending Closing

The merger agreement provides that, pending consummation of the merger, Tidelands will, except with the written consent of United:

•	conduct its business in the ordinary course, without the creation of any indebtedness for borrowed money other than deposits and ordinary and customary accounts and credit arrangements;

•	maintain its properties and assets in good operating condition, ordinary wear and tear excepted;

•	maintain and keep in full force and effect all required insurance;

•	preserve its capital structure and make no change in its authorized or issued capital stock or other securities, and grant no right or option to purchase or otherwise acquire any of its capital stock or securities, including the prohibition of any issuance or sale by Tidelands of any Tidelands common stock to the Tidelands 401(k) Plan;

•	not pay cash dividends;

•	not redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•	make no amendment to its charter or bylaws, and preserve its corporate existence and powers;

•	acquire no business, corporation, partnership, association or other entity or division thereof, and no assets which are material, in the aggregate, to it;

•	not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein, or any tangible or intangible asset (other than in the ordinary course of business);

•	provide United with five business days’ notice before execution of an agreement to make any loan or extension of credit in an amount in excess of $500,000;

•	not renew or amend any existing loan or extension of credit that is characterized as a classified asset provided that if United does not disapprove of a request by Tidelands within five business days then such request shall be deemed approved by United;

•	make no change in its banking and safe deposit arrangements;

•	not enter into, renew or cancel any material contracts;

•	maintain all books and records in the usual, regular and ordinary course;

•	not prepare or file any tax return inconsistent with past practice, or on any tax return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods; make or change any express or deemed election related to taxes; change an annual accounting period; adopt or change any method of accounting, file an amended tax return; surrender any right to claim a refund of taxes; or consent to any extension or waiver of the limitation period applicable to any tax proceedings relating to Tidelands or Tidelands Bank;
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•	promptly advise United of any change or event having, or which could reasonably be expected to have, a material adverse effect;

•	file all reports required to be filed with any regulatory or governmental agencies, and deliver copies of such reports to United promptly after they are filed; and

•	adopt no new severance plan and grant no severance or termination payments to any officer, director or employee, other than in accordance with existing agreements or the agreements that are conditions to the closing of the merger.

Employee Matters

Each employee of Tidelands who remains employed by United following the merger (each, a “continuing employee”) will be entitled to participate in employee benefit plans that are currently provided to similarly-situated employees of United. Each continuing employee will be credited with service as a Tidelands employee for purposes of determining his or her status under United’s policies. Each continuing employee will not be subject to any pre-existing condition limitation for conditions covered under United’s plan to the extent such conditions are not limited under Tidelands’ current plans. United will permit continuing employees to transfer their accounts under Tidelands 401(k) Plan into United’s 401(k) Plan. Tidelands will terminate its Employee Stock Ownership Plan prior to the closing of the merger.

Restrictions on Solicitation

Except as described below, Tidelands has agreed that it will not, and will not authorize or permit its authorized representatives to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider an acquisition proposal of any other person. Tidelands has, and has caused its authorized representatives, to cease any activities, discussions or negotiations with any other person that may be ongoing with respect to an acquisition proposal.

An “acquisition proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving Tidelands or Tidelands Bank; and (ii) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in, any person becoming the beneficial owner, directly or indirectly, of more than 10% of the total voting power of any class of equity securities of Tidelands or Tidelands Bank or 10% or more of the consolidated total assets of Tidelands.

Notwithstanding the restrictions described above, prior to the special meeting, if Tidelands receives an acquisition proposal, then Tidelands can furnish nonpublic information regarding Tidelands or enter into a confidentiality agreement or discussions or negotiations with any person in response to a bona fide, unsolicited written acquisition proposal if (i) the acquisition proposal did not result in a breach of this provision; (ii) Tidelands board makes a good faith determination, after consultation with its financial and legal advisors, that the acquisition proposal constitutes or is reasonably likely to result in an acquisition proposal that is more favorable from a financial point of view to the shareholders of Tidelands; (iii) Tidelands board concludes in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Tidelands and its shareholders under applicable law; (iv) Tidelands gives United prompt notice of such events; and (v) Tidelands furnishes United with any information it provides to such person or group. In addition, Tidelands must keep United informed of status and material terms of any acquisition proposal and if there have been any changes to Tidelands intentions with respect to the merger.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders whose Tidelands shares are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Tidelands shareholders. This discussion applies to you only if you hold Tidelands shares as capital assets for U.S. federal income tax purposes, and does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	Non-U.S. holders;
•	Dealers in securities;
•	Traders in securities that elect to use a mark-to-market method of accounting for securities holdings;
•	Tax-exempt organizations;
•	Life insurance companies;
•	Persons that own or have owned, actually or constructively, ten percent or more of Tidelands shares;
•	Persons that use Tidelands shares as part of a straddle or a hedging or conversion transaction;
•	Persons that have a functional currency other than the U.S. dollar;
•	Persons that acquired Tidelands shares upon the exercise of stock options or otherwise as compensation; or
•	Shareholders who hold an equity interest, actually or constructively in United.

This discussion is based on the Internal Revenue Code of 1986 (as amended), its legislative history, existing and proposed regulations, published rulings and court decisions, all as of the date of this proxy statement. These laws are subject to change, possibly on a retroactive basis. This discussion addresses only U.S. federal income taxation. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Tidelands shares. Tidelands does not intend for this discussion to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the Internal Revenue Service, which we refer to as the IRS, may not agree with the tax consequences described in this proxy statement. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Tidelands shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Tidelands shares should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

Shareholders are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of U.S. federal (including the alternative minimum tax), state, local or non-U.S. and other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Tidelands common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
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Tax Consequences of the Merger

The exchange of Tidelands shares for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose Tidelands shares are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of Tidelands shares (i.e., shares of common stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss; provided that the U.S. holder’s holding period for such shares of common stock exceeds one year at the effective time. Long-term capital gains of non-corporate U.S. holders are generally eligible for a reduced rate of U.S. federal income taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 28%) with respect to the per share merger consideration, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

Medicare Tax on Net Investment Income

Certain U.S. holders who are individuals, estates and trusts are subject to an additional 3.8% tax on the lesser of: (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the relevant taxable year over a certain threshold (over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual). U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on the amount of cash received in the merger.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances, and the application of state, local and foreign tax laws.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows owners of more than 5% of our outstanding common stock.

Name and Address(1)	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership(2)
Fariborz Ghadar 2029 Connecticut Avenue, Apt. 21, Washington, DC 20008	214,833	—	5.02%

(1)	This information is based solely on a listing of Non-Objecting Beneficial Owners, commonly referred to as a NOBO List, dated April 26, 2016.
(2)	The calculations are based on 4,277,176 shares of common stock outstanding on May 4, 2016.

The following table shows the number of shares of Tidelands common stock owned as of May 4, 2016 by:

•	each director of Tidelands;
•	each named executive officer of Tidelands;
•	and all directors and executive officers of Tidelands, as a group.

The mailing address for each beneficial owner is c/o Tidelands Bancshares, Inc., 875 Lowcountry Blvd., Mount Pleasant, South Carolina 29464. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.

Name	Number of Shares Owned (1)	Right to Acquire	Percentage of Beneficial Ownership (2)
Michael W. Burrell	55,168	—	1.29%
Alan D. Clemmons	62,120	—	1.45%
John D. Dalton (1)(a)	8,078	—	0.19%
John W. Gandy, CPA	8,125	—	0.19%
Thomas H. Lyles (1)(a) (3)	98,497	—	2.30%
Robert H. (Bobby) Mathewes, Jr. (1)(a)(b) (3)	26,502	—	0.62%
Mary V. Propes	19,500	—	0.46%
Tanya D. Robinson	30,300	—	0.71%
Milon C. Smith (1)(a)	18,122	—	0.42%
Executive officers and directors as a group (9 persons)	326,412	—	7.63%

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program or allocated ESOP shares, unless otherwise indicated in these footnotes. To the company’s knowledge, each person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program the securities shown as beneficially owned by the person, except for the following shares which the individual has reported as indirectly owned:
(a)	These shares are indirectly owned through the ESOP: John D. Dalton – 3,203 shares, Thomas H. Lyles – 12,829 shares, Robert H. Mathewes, Jr. – 12,516 shares, and Milon C. Smith – 13,322 shares.
(b)	100 shares are indirectly owned by spouse.
(2)	The calculations are based on 4,277,176 shares of common stock outstanding on May 4, 2016.
(3)	Excludes 195,267 shares with respect to Mr. Lyles and 195,580 shares with respect to Mr. Mathewes that are held under the ESOP but that are not allocated to Mr. Lyles and Mr. Mathewes as participants in the ESOP, respectively, over which Mr. Lyles and Mr. Mathewes may exercises voting power. ESOP shares which have not yet been allocated, and allocated shares for which no voting direction has been received from ESOP participants in a timely manner, are voted by Mr. Lyles and Mr. Mathewes, the officers responsible for voting on behalf of the ESOP trustee, Tidelands Bank Trust Department. Previously allocated shares for which voting direction has been received from ESOP participants are voted by the trustee in accordance with such participant directions. As of [●], 2016, the record date, all shares have been allocated to ESOP participants and there are no unallocated shares.
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SHAREHOLDER PROPOSALS

Tidelands does not currently anticipate holding an annual meeting of shareholders in 2016. However, if the merger is not completed as anticipated, Tidelands may hold a 2016 annual meeting of shareholders. If such an annual meeting is held, it will not likely fall within 30 days of the anniversary of Tidelands’ 2015 annual meeting, which was held on May 18, 2015. Accordingly, under SEC rules, if Tidelands holds a 2016 annual meeting, shareholder proposals must be submitted to Tidelands’ Corporate Secretary at 875 Lowcountry Blvd., Mount Pleasant, South Carolina 29464, a reasonable time before Tidelands begins to print and send its proxy materials. Such proposals will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and Tidelands’ bylaws.

Under Tidelands’ bylaws, any shareholder proposal to be made at an annual meeting, but which is not requested to be included in Tidelands’ proxy statement, must comply with the advance notice provisions and other requirements and be delivered to Tidelands’ Corporate Secretary at 875 Lowcountry Blvd., Mount Pleasant, South Carolina 29464 between 30 and 60 days prior to the annual meeting; provided, however, that if less that 31 days’ notice of the meeting is given to shareholders, the notice must be delivered not later than 10 days following the day on which notice of the meeting was mailed to shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Tidelands files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, Tidelands files such reports and other information with the SEC electronically, and the SEC maintains an internet website located at www.sec.gov containing this information. The reports and other information that Tidelands files with the SEC is also available at its website www.tidelandsbank.com.

Information included on Tidelands’ website and Tidelands’ annual, quarterly and current reports, proxy statements and other information filed with the SEC under the Exchange Act are not incorporated by reference into this proxy statement.

You can obtain any reports, proxy statements or other information filed by Tidelands with the SEC, without charge, electronically at the SEC’s website above. In addition, Tidelands will provide you with copies of any reports, proxy statements or other information filed by Tidelands with the SEC, without charge, upon written or oral request to: Tidelands Bancshares, Inc., 875 Lowcountry Blvd., Mount Pleasant, South Carolina 29464, Attn: Corporate Secretary, telephone no. (843) 388-8433.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement.

If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you.

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Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

TIDELANDS BANCSHARES, INC.

and

UNITED COMMUNITY BANKS, INC.

April 4, 2016

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 4th day of April, 2016, by and between TIDELANDS BANCSHARES, INC., a South Carolina corporation (“Tidelands” and, unless the context otherwise requires, the term “Tidelands” shall include Tidelands and its wholly-owned subsidiary bank, TIDELANDS BANK, a South Carolina bank with its main office in Mount Pleasant, South Carolina (“Tidelands Bank”)), and UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”).

WHEREAS, the respective boards of directors of Tidelands and United deem it advisable and in the best interests of each such entity and their respective shareholders that Tidelands merge with and into United (the “Merger”), with United being the surviving corporation;

WHEREAS, the respective boards of directors of Tidelands and United deem it advisable and in the best interests of each such entity and their respective shareholders that Tidelands Bank merge with and into United’s Georgia bank subsidiary, United Community Bank (“United Community Bank”), with United Community Bank being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Bank Merger Agreement”);

WHEREAS, the boards of directors of the respective entities believe that the merger of Tidelands and United and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks;

WHEREAS, the U.S. Department of Treasury (“Treasury”), by letter dated March 21, 2016 (the “CPP Letter”), has confirmed that it is willing to consent to the redemption of all of the shares of Tidelands’ Fixed Rate Cumulative Perpetual Preferred Stock, Series T and warrants to purchase shares of Tidelands’ common stock, $0.01 par value per share (“Tidelands Stock”), that were issued to Treasury in connection with Treasury’s Capital Purchase Program (the “CPP Redemption”) for the aggregate consideration described in the CPP Letter (the “CPP Redemption Payment”), with such CPP Redemption to occur immediately after the consummation of the Merger;

WHEREAS, the holder (“TruPS I Holder”) of all of the trust preferred securities issued by Tidelands Statutory Trust (the “TruPS I”) has executed and delivered a waiver and consent letter agreeing to waive all defaults with respect to the TruPS I and consenting to United assuming all of the securities of TruPS I held by TruPS I Holder (the “TruPS I Assumption”), with such assumption to occur upon the consummation of the Merger; and

WHEREAS, United and Tidelands are working with the holder (“TruPS II Holder”) of all of the trust preferred securities of Tidelands Statutory Trust II (the “TruPS II”) regarding the TruPS II Holder’s execution and delivery of a waiver and consent letter agreeing to waive all defaults with respect to the TruPS II and consenting to United assuming all of the securities of TruPS II held by TruPS II Holder (the “TruPS II Assumption”), with such assumption to occur upon the consummation of the Merger;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I
MERGER

1.1              The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Tidelands shall merge with and into United in accordance with Section 33-11-106 of the South Carolina Business Corporation Act (“SCBCA”) and Section 14-2-1101 of the Georgia Business Corporation Code (the “Georgia Code”). Upon consummation of the Merger, the separate corporate existence of Tidelands (sometimes referred to as the “Merged Corporation”) shall cease and United shall survive and continue to exist as a corporation incorporated under the Georgia Code (United, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”) and shall continue under the name “United Community Banks, Inc.”. The Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Merged Corporation and the Surviving Corporation; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Merged Corporation and the Surviving Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Merged Corporation or the Surviving Corporation shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Merged Corporation and the Surviving Corporation; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Merged Corporation or the Surviving Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Merged Corporation or the Surviving Corporation may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Merged Corporation or the Surviving Corporation shall be impaired by the Merger. The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the articles of merger (the “Articles of Merger”) with the Georgia Secretary of State and South Carolina Secretary of State pursuant to Section 1.4.

1.2              Merger Consideration.

(a)                Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of United, Tidelands or the shareholders of either of the foregoing, the merger consideration to be paid by United for the Merger (the “Merger Consideration”) shall be payable on the Closing Date as follows:

(i)                  United shall pay, or cause to be paid, on Tideland’s behalf, the CPP Redemption Payment to Treasury or its designee; and

(ii)                The holders of Tidelands Stock, other than holders properly exercising their dissenter rights pursuant to Section 33-13-102 of the SCBCA, shall receive, in exchange for each outstanding share of Tidelands Stock, $0.52 in cash (the “Shareholder Consideration”).

(b)                As soon as practicable after the Effective Time, United shall cause the exchange agent selected by United (the “Exchange Agent”) to mail to the former shareholders of Tidelands appropriate transmittal materials (which shall specify that delivery shall be effected, risk of loss and title to the certificates or other instruments theretofore representing shares of Tidelands Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of Tidelands Stock represented by one or more certificates that are not registered in the transfer records of Tidelands, the Shareholder Consideration payable for such shares as provided in Section 1.2 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.

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(c)                Each holder as of the Effective Time of any of the shares of Tidelands Stock to be converted as above provided, upon presentation and surrender of the certificates for such shares to United, shall be entitled to receive in exchange therefor the Shareholder Consideration to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each outstanding share of Tidelands Stock which prior to the Effective Time represented Tidelands Stock shall be deemed for all corporate purposes to evidence the right to receive the Shareholder Consideration payment for such shares.

(d)                Any Shareholder Consideration that remains unclaimed by the shareholders of Tidelands will be provided to the appropriate public official pursuant to applicable abandoned property, escheat or similar laws when and as required by applicable law, and United shall not be liable to any former holder of shares of Tidelands Stock for any amount so delivered.

(e)                If any Tidelands Stock certificate shall have been lost, stolen or destroyed, United may, in its discretion and as a condition precedent to the delivery of any Shareholder Consideration, require the owner of such lost, stolen or destroyed Tideland Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (satisfactory to United) as indemnification against any claim that may be made against United with respect to such Tidelands Stock certificate.

(f)                 United or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that amounts are so withheld and remitted to the appropriate governmental authority by or on behalf of United, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by United.

1.3              Treatment of Series T Preferred Stock and CPP Warrants. Each share of Series T Preferred Stock (as defined below) and the CPP Warrants (as defined below) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such Series T Preferred Stock and CPP Warrant, cease to be outstanding and shall cease to exist. The holder of such Series T Preferred Stock and CPP Warrant shall not be entitled to receive any of the Shareholder Consideration.

1.4              Closing. The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia 30308, on the first business day of the calendar month that begins immediately following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto. On the Closing Date, United shall file the Articles of Merger with the Georgia Secretary of State and the South Carolina Secretary of State.

1.5              Articles of Incorporation and Bylaws of the Surviving Corporation. The Restated Articles of Incorporation of United, as amended, shall at the Effective Time be the Articles of Incorporation of the Surviving Corporation. Until altered, amended or repealed, as therein provided, the Amended and Restated Bylaws of United, as amended, as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

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1.6              Directors of Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of United in office immediately prior to the Effective Time.

1.7              Bank Merger. Concurrently with the execution and delivery of this Agreement, United Community Bank and Tidelands Bank shall enter into the Bank Merger Agreement, pursuant to which Tidelands Bank will merge with and into United Community Bank. The Bank Merger shall not occur prior to the Effective Time.

1.8              Additional Actions. If, at any time after the Effective Time, United shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in United its right, title or interest in, to or under any of the rights, properties or assets of Tidelands, or (ii) otherwise carry out the purposes of this Agreement, Tidelands and its officers and directors shall be deemed to have granted to United an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in United its right, title or interest in, to or under any of the rights, properties or assets of Tidelands, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of United are authorized in the name of Tidelands or otherwise to take any and all such action.

ARTICLE II
OTHER AGREEMENTS

2.1              Meeting of Tidelands Shareholders. Tidelands will (i) as promptly as practicable after this Agreement is executed, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of submitting this Agreement and the Merger to such shareholders for their approval (the “Special Meeting”), (ii) in connection with the Special Meeting, prepare and submit to Tidelands’ shareholders a notice of meeting, proxy statement and proxy (the “Tidelands Proxy Materials”), (iii) in connection with the solicitation of proxies with respect to the Tidelands Shareholders Meeting, have its board of directors recommend approval of this Agreement and the Merger to the Tidelands shareholders; and (iv) cooperate and consult with United with respect to each of the foregoing matters. Tidelands shall give United and its counsel the opportunity to review and comment on the Tidelands Proxy Materials prior to their distribution and shall give United and its counsel the opportunity to review and comment on any amendments and supplements to the Tidelands Proxy Materials.

2.2              Dissenting Shareholders. Any holder of shares of Tidelands Stock who perfects such holder’s dissenter rights in accordance with and as contemplated by Section 33-13-102 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Shareholder Consideration, the fair value of such shares as to which dissenter rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Tidelands the certificate or certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of Tidelands fails to perfect, or effectively withdraws or loses such holder’s right to dissent of and payment for such holder’s Tidelands Stock, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Tidelands Stock is entitled under Section 1.2 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of Tidelands Stock held by such holder.

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2.3              Access to Properties, Books, Etc. Tidelands shall allow United and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of Tidelands’ properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish United and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as United may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Tidelands shall cause its and its subsidiaries’ personnel, employees and other representatives to assist United in making any such investigation. During such investigation, United and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise Tidelands of those items of which copies are made. No investigation made heretofore or hereafter by United and its authorized representatives shall affect the representations and warranties of Tidelands.

2.4              Confidentiality. Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 2.4 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; or (c) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 2.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.4.

2.5              Cooperation. Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.

2.6              Expenses. All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the “United Expenses”) shall be paid by United. All expenses incurred by Tidelands in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby and the cost of reproducing and mailing the Tidelands Proxy Materials (the “Tidelands Expenses”), shall be paid by Tidelands.

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2.7              Preservation of Goodwill. Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

2.8              Approvals and Consents. Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement.

2.9              Agreements by Executive Officers, Directors and Shareholders. The directors and executive officers of Tidelands and Tidelands Bank will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit B, pursuant to which each of them agrees: (a) to recommend to the shareholders of Tidelands approval of this Agreement and the Merger; (b) to vote the capital stock of Tidelands owned or controlled by them in favor of this Agreement and the Merger; and (c) with respect to directors only, to not compete with United for a period of two (2) years after the Closing Date. Tidelands agrees that it will use its commercially reasonable efforts to obtain an agreement in the form attached hereto as Exhibit B from any beneficial owner of five percent (5%) or more of the issued and outstanding shares of Tidelands Stock who is not an officer or director of Tidelands or Tidelands Bank.

2.10          Press Releases. Prior to the Closing Date, United and Tidelands shall each approve the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.10 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

2.11          Employee Matters.

(a)                Following the Closing Date, United shall provide to employees of Tidelands who continue employment with United (“Tidelands Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent in all material respects with those then currently provided by United to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by United to the Tidelands Continuing Employees, service with Tidelands prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of Tidelands. The Tidelands Continuing Employees’ prior service with Tidelands shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of Tidelands. United shall also waive all restrictions and limitations for preexisting conditions under United’s Employee Benefit plans, to the extent such restrictions or limitations would not or currently do not apply to the Tidelands Continuing Employees under the similar plan of Tidelands. United shall use commercially reasonable efforts to provide the Tidelands Continuing Employees with credit under United’s health, dental and vision plans, for the plan year of such plans which include the Closing Date, for the aggregate amounts paid by such employees as a deductible under Tidelands’ health, dental and vision plans for the plan year of such plans which includes the Closing Date.

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(b)                Subject to applicable legal requirements, United and Tidelands shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of Tidelands after the Closing Date to transfer the amount credited to their accounts under Tidelands Bank 401(k) Plan (the “Tidelands 401(k) Plan”) through a rollover contribution into either the United 401(k) Plan (the “United 401(k) Plan”), if such employees are Tidelands Continuing Employees, or to transfer the amount credited to their accounts through a rollover contribution to a separate third party individual retirement account, or to take a cash distribution from the Tidelands 401(k) Plan, provided, that Tidelands’ board of directors shall adopt resolutions to terminate the Tidelands 401(k) Plan as of the last day immediately preceding the Closing Date. For purposes of any vesting determinations (but not benefit accruals) and eligibility to participate (other than with respect to matching or other employer contributions) in connection with the United 401(k) Plan, service with Tidelands prior to the Closing Date shall be counted to the extent such service was counted under the Tidelands 401(k) Plan. For purposes of eligibility to participate in any employer contributions under the United 401(k) Plan, Tidelands Continuing Employees shall be eligible on terms and conditions consistent with those then currently provided by United to its other similarly-situated employees based on their employment date with Tidelands. Prior to the Closing Date Tidelands shall make any necessary employer contributions to the Tidelands 401(k) Plan due such Tidelands Continuing Employees for compensation paid by Tidelands prior to termination of the Tidelands 401(k) Plan. Tidelands shall take such actions prior to the Closing Date, as is reasonably necessary, to (i) correct or remedy any Tidelands Plan that is not in compliance with the provisions of ERISA, the Code or other applicable law, (ii) bring any Tidelands Plan that is subject to Section 409A of the Code and not in compliance therewith into compliance, and (iii) ensure that there are no “excess parachute payments” within the meaning of Section 280G(b) of the Code being made in connection with the consummation of the transactions that are the subject of this Agreement or any events related thereto.

(c)                Subject to applicable legal requirements (including ERISA, and the qualification and other applicable provisions of the Code), United may direct Tidelands to freeze, terminate and/or convert into a profit sharing plan the Tidelands Bancshares, Inc. Employee Stock Ownership Plan (the “Tidelands ESOP”) or take such other actions, as are reasonably acceptable to Tidelands, with respect to the Tidelands ESOP prior to the Closing Date (and effective as of the Effective Time) as directed by United, including, without limitation, adopting any amendments to the Tidelands ESOP required for compliance with the provisions of ERISA, the Code or other applicable law.

(d)                Subject to applicable legal requirements, United and Tidelands shall take such other actions prior to the Closing Date as may be reasonably necessary to terminate the agreements marked with an “*” on Section 3.5(b)(i) of the Disclosure Memorandum. In connection with such terminations, any compensation to be provided thereunder shall be paid in full in exchange for a settlement and release agreement reasonably acceptable to United.

(e)                United shall pay severance payments to all employees of Tidelands whose jobs are eliminated as a result of the Merger and whose employment is terminated by United other than for cause within the first nine (9) months of the Closing Date, in accordance with United’s current severance policy which provides for (i) two weeks of salary for every year of employment with a minimum of eight weeks and a maximum of 52 weeks; and (ii) reimbursement for COBRA benefits for up to four months. United shall also provide outplacement services to such employees.

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2.12          Directors’ and Officers’ Tail Coverage. Prior to the Closing Date, United shall have, at United’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under Tidelands’ existing directors’ and officers’ liability insurance policies, in which event Tidelands will designate United’s insurance broker as Tidelands’ broker-of-record, as determined by United in its sole discretion) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of Tidelands or Tidelands Bank, who are currently covered by Tidelands’ policies on terms similar to such existing insurance; provided that United shall not be obligated to make aggregate annual premium payments for such six (6) year period in respect of such policy which exceed two hundred fifty percent (250%) of the annual premium payments on Tidelands’ current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, United shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of Tidelands and its subsidiaries shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Prior to the Closing Date, United shall have, at United’s expense, amended, modified or obtained employment practices liability coverage (either through its existing employment practices liability insurance policies or under Tidelands’ existing employment practices liability insurance policies, in which event Tidelands will designate United’s insurance broker as Tidelands’ broker-of-record, as determined by United in its sole discretion) for a period of one (1) year after the Closing Date; provided that United shall not be obligated to make aggregate annual premium payments for such one (1) year period in respect of such policy which exceed two hundred and fifty percent (250%) of the annual premium payments on Tidelands’ existing employment practices liability insurance policy in effect as of the date of this Agreement.

2.13          Indemnification.

(a)                For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), United shall indemnify, defend, and hold harmless the present and former directors and executive officers of Tidelands (each, an “Indemnified Party”) against all Liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of Tidelands (or, at Tidelands’ request, was a director, officer, manager or trustee of, or in a similar capacity with, another Tidelands entity or Tidelands Employee Benefit Plan) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable law. United shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated not to be entitled to indemnification under this Section 2.13(a). United shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (including any law promulgated, interpreted or enforced by any regulatory authority). “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

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(b)                Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 2.13, upon learning of any such Liability or Claim, shall promptly notify United thereof in writing (provided that a failure to timely provide such notice shall not relieve United of any indemnification obligation unless, and to the extent that, United is materially prejudiced by such failure). In the event of any such Claim (whether arising before or after the Effective Time), (i) United shall have the right to assume the defense thereof and United shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if United elects not to assume such defense for the Indemnified Parties, or if there are substantive issues which raise conflicts of interest between United and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and United shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that United shall be obligated pursuant to this Section 2.13(b) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction; (ii) each Indemnified Party will cooperate in good faith in the defense of any such Claim; (iii) United shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed) and (iv) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), United shall not agree to any settlement which does not provide for a release of the Indemnified Party.

2.14          CPP Redemption. United and Tidelands shall use reasonable best efforts to facilitate entry into and maintenance in effect of a definitive agreement with Treasury providing for the CPP Redemption to occur immediately after the consummation of the Merger. In furtherance of the foregoing, Tidelands shall provide, and shall cause its subsidiaries and representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by United in connection with such CPP Redemption, including (i) furnishing all information concerning the Tidelands and its subsidiaries that United or any applicable governmental entity may request in connection with the CPP Redemption or the effects thereof, (ii) assisting with the preparation of any analyses or presentations United deems necessary or advisable in its reasonable judgment in connection with the CPP Redemption or the effects thereof, and (iii) entering into any additional agreements in connection with the CPP Redemption as United may reasonably request (provided, that neither Tidelands nor any of its subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Merger occurring prior to the CPP Redemption).

2.15          TruPS I Assumption. United agrees that at the Effective Time, it shall expressly assume all of Tidelands’ obligations under the indenture relating to the TruPS I and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by such indenture, the TruPS I, or as may reasonably be requested by the trustee thereunder, and thereafter shall perform all of Tidelands’ obligations with respect to the TruPS I.

2.16          TruPS II Assumption. United and Tidelands shall use reasonable best efforts to facilitate entry into and delivery of a waiver and consent letter by the TruPS II Holder (and acknowledged by United and Tidelands) as soon as practicable following the date hereof, whereby such TruPS II Holder shall agree to waive all defaults with respect to the TruPS II and consenting to the TruPS II Assumption, with such assumption to occur upon the consummation of the Merger. United agrees that at the Effective Time, it shall expressly assume all of Tidelands’ obligations under the indenture relating to the TruPS II and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by such indenture, the TruPS II, or as may reasonably be requested by the trustee thereunder, and thereafter shall perform all of Tidelands’ obligations with respect to the TruPS II.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF Tidelands

As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, Tidelands represents, warrants, covenants and agrees as follows:

3.1              Disclosure Memorandum. Tidelands has delivered to United a memorandum (the “Disclosure Memorandum”) containing certain information regarding Tidelands as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum is true and correct, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Tidelands under this Article III. The information contained in Tidelands Exchange Act Reports (as defined below) and the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable. Tidelands shall provide United with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum as true, correct and complete at the Closing.

3.2              Corporate and Financial.

(a)                Corporate Status. Tidelands is a corporation duly organized, validly existing and its status is active under the laws of the State of South Carolina. Tidelands has no direct or indirect subsidiaries other than Tidelands Bank, Tidelands Statutory Trust I and Tidelands Statutory Trust II. Tidelands Bank is a non-member bank duly organized, validly existing, and its status is active under the laws of the State of South Carolina. Tidelands and Tidelands Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(b)                Authority; Enforceability.

(i)                  Except as set forth in the Disclosure Memorandum and subject to the required regulatory approvals as stated in Section 3.6(b), and the approval of Tidelands shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1)                violate any provision of federal or state law applicable to Tidelands, the violation of which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(2)                violate any provision of the articles of incorporation or bylaws of Tidelands;

(3)                conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Tidelands is a party, which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(4)                constitute a violation of any order, judgment or decree to which Tidelands is a party, or by which Tidelands or any of its assets or properties are bound.

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(ii)                Tidelands and Tidelands Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the Tidelands shareholders and Tidelands Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by Tidelands and Tidelands Bank and the consummation by Tidelands and Tidelands Bank of the transactions contemplated hereby and thereby have been duly and validly approved by Tidelands and Tidelands Bank, including all necessary action by the board of directors of Tidelands and Tidelands Bank. Other than the approval of the Tidelands shareholders and Tidelands Bank shareholder, no other corporate proceedings are necessary on the part of Tidelands and Tidelands Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by Tidelands and Tidelands Bank and the consummation by Tidelands and Tidelands Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of Tidelands, and is enforceable in accordance with its terms, except as limited by (i) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).

(iii)               “Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Tidelands on a consolidated basis, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Tidelands to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of Tidelands taken in compliance with this Agreement or with the express prior written consent of United, (4) general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect Tidelands, (5) changes in national political conditions, including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.

(c)                Capital Structure.

(i)                  As of the date of this Agreement, Tidelands has authorized capital stock consisting solely of (A) 75,000,000 shares of Tidelands Stock, of which 4,277,176 shares are issued and outstanding as of the date hereof, exclusive of 571,821 shares reserved for issuance upon the exercise of the warrant originally issued to Treasury in connection with Treasury’s Capital Purchase Program (the “CPP Warrants”), and (B) 10,000,000 shares of preferred stock authorized, par value $0.01 per share, of which 14,448 shares have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock” together with the Tidelands Stock, the “Tidelands Capital Stock”). Tidelands Bank has authorized capital stock consisting solely of 10,000,000 shares of common stock, $5.00 par value per share (“Tidelands Bank Stock”), 5,679,118 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Tidelands Capital Stock and Tidelands Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or, to the knowledge of Tidelands, claim for damages under federal or state securities laws with respect to the issuance of any shares Tidelands Capital Stock or Tidelands Bank Stock previously issued. None of the shares of Tidelands Capital Stock or Tidelands Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Tidelands Bank Stock are owned by Tidelands. Tidelands Bank has no subsidiaries.

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(ii)                Except for the CPP Warrants, neither Tidelands nor Tidelands Bank have outstanding any options or other securities which are either by their terms or by contract convertible or exchangeable into capital stock of Tidelands or Tidelands Bank, or any other securities or debt of Tidelands or Tidelands Bank, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, their respective capital stock or securities convertible into their respective capital stock. Except as otherwise described in Section 3.2(c)(ii) of the Disclosure Memorandum, Tidelands is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock. There are no outstanding or authorized stock options, phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of the capital stock of Tidelands or Tidelands Bank.

(iii)               Except as disclosed in Section 3.2(c)(iii) of the Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which Tidelands is a party restricting or otherwise relating to the transfer of any shares of capital stock of Tidelands.

(iv)              All shares of Tidelands Capital Stock, or any other securities or debt of Tidelands, which have been purchased or redeemed by Tidelands have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Tidelands.

(v)                Except as set forth in section 3.2(c)(v) of the Disclosure Memorandum, no Person beneficially owns more than five percent (5%) of the issued and outstanding shares of Tidelands Stock.

(d)                Corporate Records. The stock records and minute books of Tidelands: (a) fully and accurately reflect all issuances, transfers and redemptions of the Tidelands Stock; (b) to Tideland’s knowledge, correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Tidelands; (c) correctly show all material corporate actions taken by the directors and shareholders of Tidelands (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the articles of incorporation and bylaws that are currently in force and the minutes of all meetings or consent actions of its directors and shareholders. No material resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

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(e)                Tax Returns; Taxes.

(i)                  Each of Tidelands and Tidelands Bank has (i) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in compliance with all applicable laws and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither Tidelands nor Tidelands Bank currently is the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of Tidelands, no claim has ever been made by a governmental entity in a jurisdiction where Tidelands and Tidelands Bank do not file Tax Returns that Tidelands or Tidelands Bank is or may be subject to taxation by that jurisdiction. Neither Tidelands nor Tidelands Bank has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a governmental entity that it had not previously been required to file in the immediately preceding taxable period.

(ii)                The unpaid Taxes of Tidelands and Tidelands Bank (A) did not, as of December 31, 2015, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Tidelands Financial Statements, which were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Since December 31, 2015, neither Tidelands nor Tidelands Bank has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(iii)               There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes upon any property or asset of Tidelands or Tidelands Bank, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith through appropriate proceedings and reserved against in accordance with GAAP.

(iv)              There are no deficiencies for Taxes with respect to Tidelands and Tidelands Bank that have been set forth or claimed in writing, or, to the knowledge of Tidelands, proposed or assessed by a governmental entity. There are no pending, or, to the knowledge of Tidelands, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Tax Return or material liability for Taxes with respect to Tidelands and Tidelands Bank. No material issues relating to Taxes of Tidelands or Tidelands Bank were raised by the relevant governmental entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period. None of Tidelands, Tidelands Bank or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, deficiency, or collection, or has made any request in writing for any such extension or waiver, that remains in effect. There is not currently in effect any power of attorney authorizing any Person to act on behalf of Tidelands or Tidelands Bank, or receive information relating to Tidelands or Tidelands Bank, with respect to any Tax matter.

(v)                Neither Tidelands nor Tidelands Bank has requested or received any ruling from any governmental entity, or signed any binding agreement with any governmental entity (including, without limitation, any advance pricing agreement) that would affect any amount of Tax payable after the Closing Date and has not made any request for issuance of a ruling from a governmental entity on behalf of the Tidelands or Tidelands Bank (regardless of whether the requested ruling is still pending or withdrawn).

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(vi)              Each of Tidelands and Tidelands Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all Internal Revenue Service (“IRS”) Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(vii)             Except for any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, neither Tidelands nor Tidelands Bank is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(viii)           Except for the affiliated group of which Tidelands is the common parent, each of Tidelands and Tidelands Bank is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither Tidelands nor Tidelands Bank is liable for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental entity) other than Tidelands and Tidelands Bank (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(ix)              Neither Tidelands nor Tidelands Bank has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(x)                Neither Tidelands nor Tidelands Bank has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or any other substantially similar transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(xi)              Tidelands has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. Tidelands has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of Tidelands, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date. Neither Tidelands nor Tidelands Bank has made an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign law).

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(xii)             Tidelands has delivered or made available to United for inspection complete and correct copies of (i) its federal and state income and franchise Tax Returns and reports for the past three (3) taxable periods ended on or after December 31, 2014, and has indicated those Tax Returns that have been audited and those Tax Returns that are currently the subject of an audit, and (ii) all private letter rulings, revenue agent reports, settlement agreements, a description of all deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of Tidelands, Tidelands Bank, and any predecessor thereof and relating to Taxes for such taxable periods. Tidelands has delivered or made available to United the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by Tidelands or Tidelands Bank. There is currently no limitation on the use of the Tax attributes of Tidelands and Tidelands Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax law).

(xiii)           No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the Tidelands or Tidelands Bank.

For purposes of this Agreement, “Tax” or “Taxes” means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, transfer, registration, alternative or add-on minimum, value added, real property, personal property, escheat, environmental or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any governmental entity (domestic or foreign); and “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, statement, disclosure or form relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.

(f)                 Financial Statements.

(i)                  Tidelands has delivered to United true, correct and complete copies, including notes, of the audited financial statements of Tidelands for the years ended December 31, 2015, 2014, and 2013, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity (collectively, the “Tidelands Financial Statements”). The Tidelands Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of Tidelands as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

(ii)                Tidelands has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to Tidelands’ internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 2014 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

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(g)                Regulatory Reports. Tidelands has made available to United for review and inspection the year-end and quarterly Reports of Condition and Income filed by Tidelands Bank with the FDIC and the Forms F.R. Y-6 and F.R. Y-9SP filed by Tidelands with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for or during each of the three (3) years ended December 31, 2015, 2014 and 2013, together with all such other reports filed by Tidelands and Tidelands Bank for or during the same three-year period with the South Carolina State Board of Financial Institutions (the “SCBFI”), if any, and with any other applicable regulatory or governmental agencies (collectively, the “Tidelands Reports”). All of the Tidelands Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

(h)                Enforcement Actions. Except as set forth in Section 3.2(h) of the Disclosure Memorandum, (i) neither Tidelands nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the FDIC, the SCBFI or with any other applicable regulatory or governmental agency (a “Regulatory Agreement”), (ii) neither Tidelands nor any of its subsidiaries has been advised by the Federal Reserve, the FDIC, the SCBFI or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (iii) Tidelands and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (iv) neither Tidelands nor any of its subsidiaries has received any notice from the Federal Reserve, the FDIC, the SCBFI or any other applicable regulatory or governmental agency indicating that either Tidelands or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(i)                  Accounts. Section 3.2(i) of the Disclosure Memorandum contains a list of each and every bank and other institution in which Tidelands maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

(j)                  Loans; Nonperforming and Classified Assets; Allowance.

(i)                  Except as set forth in Section 3.2(j)(i) of the Disclosure Memorandum or as provided for in the Allowance described in subsection (iv) below all loans, lines of credit, letters of credit and other extensions of credit made by Tidelands Bank or due to it (“Tidelands Loans”) shown in the Tidelands Financial Statements and any such Tidelands Loans on the date hereof and on the Closing Date, (i) are and will be as of the Closing Date genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (ii) are not and will not be as of the Closing Date subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to Tidelands Bank.

(ii)                All of the Tidelands Loans are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. All currently outstanding Tidelands Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and Tidelands Bank’s lending policies at the time of origination of such Tidelands Loans, and the loan documents with respect to each such Tidelands Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Tidelands Loans that are not reflected in the written records of Tidelands Bank. All of the Tidelands Loans are owned by Tidelands Bank free and clear of any Liens. None of the Tidelands Loans are presently serviced by third parties, and there is no obligation which could result in any Tidelands Loan becoming subject to any third party servicing.

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(iii)               Except as set forth in Section 3.2(j)(iii) of the Disclosure Memorandum, as of the date hereof, no Tidelands Loans were, as of December 31, 2015, over ninety (90) days delinquent in payment of principal or interest. Section 3.2(j)(iii) of the Disclosure Memorandum contains a complete list of (i) each Tidelands Loan that as of December 31, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Tidelands Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Tidelands Loan and the identity of the borrower thereunder and (ii) each asset of Tidelands Bank that as of December 31, 2015 was classified as other real estate owned and the book value thereof as of the date of this Agreement.

(iv)              The allowance for loan and lease losses (the “Allowance”) shown on the balance sheet of Tidelands included in the most recent Tidelands Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Tidelands included in the Tidelands Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by Tidelands as of the dates thereof. Prior to the Closing Date, Tidelands will not make a material change to its methodology for determining the Allowance without providing prior written notice to United.

(k)                Liabilities. Tidelands has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of Tidelands, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to the Tidelands 401(k) Plan or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by Tidelands or any other entity covering employees of Tidelands; or (d) environmental liabilities, except: (i) those reflected in the Tidelands Financial Statements; and (ii) as disclosed in Section 3.2(k) of the Disclosure Memorandum.

(l)                 Absence of Changes. Except as specifically provided for in this Agreement or specifically set forth in Section 3.2(l) of the Disclosure Memorandum, since December 31, 2015:

(i)                  there has been no change in any of Tidelands’ relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, a Material Adverse Effect;

(ii)                there has been no damage, destruction or loss to the assets, properties or business of Tidelands, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;

(iii)               the business of Tidelands has been operated in the ordinary course, and not otherwise;

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(iv)              the material properties and assets of Tidelands used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(v)                the books, accounts and records of Tidelands have been maintained in the usual, regular and ordinary manner;

(vi)              there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Tidelands other than in the ordinary course and consistent with past practices;

(vii)             there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by Tidelands to any director or executive officer, or to any other employee earning $50,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of Tidelands earning less than $50,000 per annum (“general increase” for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of, or commitment to pay, any bonus, profit sharing, incentive, equity-based or other extraordinary compensation to any employee or any increase in the level of or amendment or modification to any employee benefits, or the adoption of new employee benefits for the benefit of any current or former employee, contractor or other service provider or their spouses, dependents or beneficiaries;

(viii)           there has been no change in the articles of incorporation or bylaws of Tidelands or Tidelands Bank;

(ix)              there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Tidelands, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Tidelands, or affecting its operations;

(x)                there has been no issuance, sale, repurchase, acquisition, or redemption by Tidelands of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(xi)              there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of Tidelands or assumed by it with respect to any asset or assets;

(xii)             there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Tidelands which would be required to be reflected on a balance sheet of Tidelands prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business;

(xiii)           no material obligation or liability of Tidelands has been discharged or satisfied, other than in the ordinary course of business;

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(xiv)           there have been no sales, transfers or other dispositions of any asset or assets of Tidelands, other than sales in the ordinary course of business; and

(xv)            there has been no amendment, termination or waiver of any right of Tidelands under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, a Material Adverse Effect.

(m)              Litigation and Proceedings. Except as set forth in Section 3.2(m) of the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Tidelands, threatened against, by or affecting Tidelands, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Tidelands or relating to the business or affairs of Tidelands, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Tidelands have any unasserted contingent liabilities which are reasonably likely to have a Material Adverse Effect.

(n)                Proxy Materials. Neither the Tidelands Proxy Materials nor other materials furnished by Tidelands to the Tidelands shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the Tidelands shareholders and through the Closing Date, contain with respect to Tidelands any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.3              Business Operations.

(a)                Customers. To the knowledge of Tidelands, there are no presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in Tidelands Bank’s inability to collect material amounts due therefrom or to return material funds deposited thereby, except as set forth in the Disclosure Memorandum.

(b)                Permits; Compliance with Law.

(i)                  Tidelands has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws (the “Permits”) required for Tidelands to carry on its business as presently conducted except where the failure to obtain such Permits could not reasonably be expected to have a Material Adverse Effect. Tidelands is in compliance in all material respects with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.

(ii)                Tidelands has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect, including, without limitation, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, the Foreign Corrupt Practices Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

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(iii)               Section 3.3(b)(iii) of the Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Tidelands, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Tidelands to conduct its business.

(iv)              Except as set forth in Section 3.3(b)(iv) of the Disclosure Memorandum, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of Tidelands to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of Tidelands, is any such notice or warning proposed or threatened.

(c)                Environmental.

(i)                  Except as set forth in Section 3.3(c)(i) of the Disclosure Memorandum:

(1)                Tidelands has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Tidelands or adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;

(2)                there are no orders, warning letters or notices of non-compliance, violations, actions, suits or other claims asserted or, to its knowledge, threatened against Tidelands or administrative or judicial investigations arising from or relating to the environmental condition of any property currently or previously owned or leased by Tidelands or the generation, manufacture, use, or handling, disposal or the release or presence of, any Hazardous Material at any property currently or previously owned or leased by Tidelands;

(3)                Tidelands has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Tidelands;

(4)                to the knowledge of Tidelands, the improvements on the property owned or leased by Tidelands are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property owned or leased by Tidelands are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and

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(5)                to the knowledge of Tidelands, there are no underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by Tidelands.

(ii)                Neither Tidelands nor, to the knowledge of Tidelands, any of its officers, directors, employees or agents, in the course of such individual’s employment by Tidelands, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(iii)               To the knowledge of Tidelands, except as set forth in Section 3.3(c)(iii) of the Disclosure Memorandum, neither Tidelands nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Tidelands holds a legal or security interest, in non-compliance or violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(iv)              Tidelands has delivered to United true, correct and complete copies of all environmental permits and all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by Tidelands with any environmental laws or the presence of Hazardous Materials that were prepared for Tidelands or prepared for other Persons and are in the possession, custody or control of Tidelands.

(v)                The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used or present in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law.

(d)                Insurance.

(i)                  Except with respect to insurance policies providing coverage for employees under the Tidelands Plans, Section 3.3(d)(i) of the Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Tidelands or through Tidelands for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in Section 3.3(d)(i) of the Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of Tidelands and the activities of its officers, directors and employees against such risks and in such amounts as are customary. Tidelands will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Tidelands has heretofore made available to United a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of Tidelands.

(ii)                The bank owned life insurance owned by Tidelands or Tidelands Bank is set forth in Section 3.3(d)(ii) of the Disclosure Memorandum and is and has been fairly and accurately reflected in the balance sheet included in the Tidelands Financial Statements in accordance with GAAP.

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(e)                Trust Business; Administration of Fiduciary Accounts. Except as set forth in Section 3.3(e), Tidelands and Tidelands Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(f)                 Investment Management and Related Activities. Except as set forth in Section 3.3(f) of the Disclosure Memorandum, none of Tidelands, Tidelands Bank or any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a governmental agency.

(g)                CRA, Anti-Money Laundering and Customer Information Security. Neither Tidelands nor Tidelands Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to the knowledge of Tidelands, no facts or circumstances exist, which would cause Tidelands Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Tidelands Bank pursuant to 12 C.F.R. Part 364, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. Furthermore, the board of directors of Tidelands Bank has adopted and Tidelands Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

(h)                OFAC. Tidelands is not, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the Office of Foreign Assets Control (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Tidelands has implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and, to the knowledge of Tidelands, no affiliate of Tidelands is engaging or has engaged in any dealings or transactions with, and no affiliate of Tidelands has been otherwise associated with, such persons or entities.

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3.4              Properties and Assets.

(a)                Contracts and Commitments. Section 3.4(a) of the Disclosure Memorandum contains a list identifying all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Tidelands in the ordinary course of business), to which Tidelands is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than one (1) year and requiring payment of more than $5,000 per year. Each such contract, agreement, guaranty and commitment of Tidelands is in full force and effect and is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and constitutes a legal and binding obligation of the respective parties thereto and, to the knowledge of Tidelands, is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Tidelands has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been made available to United for examination.

(b)                Licenses; Intellectual Property. Tidelands has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in Section 3.4(b) of the Disclosure Memorandum, Tidelands is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Tidelands or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Tidelands, are listed in Section 3.4(b) of the Disclosure Memorandum. Tidelands has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

(c)                Personal Property. Tidelands has good and marketable title to all of its personal property, tangible and intangible, reflected in the most recent Tidelands Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the Tidelands Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Tidelands, is claimed to exist); and (b) those described in Section 3.4(c) of the Disclosure Memorandum.

(d)                Tidelands Leases.

(i)                  All leases (the “Tidelands Leases”) pursuant to which Tidelands is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the Tidelands Leases any default or any claimed default by Tidelands, Tidelands’ lessor (where Tidelands is the lessee under a Tidelands Lease) or Tidelands’ lessee (where Tidelands is the lessor under a Tidelands Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by Tidelands, Tidelands’ lessor (where Tidelands is the lessee under a Tidelands Lease) or Tidelands’ lessee (where Tidelands is the lessor under a Tidelands Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if Tidelands is the party in breach.

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(ii)                The copies of the Tidelands Leases heretofore furnished or made available by Tidelands to United are true, correct and complete, and the Tidelands Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

(iii)               Except as set forth in Section 3.4(d)(iii) of the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for Tidelands to enter into new leases of real property or to renew or amend existing Tidelands Leases prior to the Closing Date.

(e)                Real Property.

(i)                  Tidelands does not own any interest in any real property (other than as lessee) except as set forth in Section 3.4(e)(i) of the Disclosure Memorandum (such properties being referred to herein as “Tidelands Realty”). Except as disclosed in Section 3.4(e)(i) of the Disclosure Memorandum, Tidelands has good title to the Tidelands Realty and the titles to the Tidelands Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been furnished to United with the Disclosure Memorandum. Tidelands has not encumbered the Tidelands Realty since the effective dates of the respective title insurance policies.

(ii)                Except as set forth in Section 3.4(e)(ii) of the Disclosure Memorandum, the interests of Tidelands in the Tidelands Realty and in and under each of the Tidelands Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of Tidelands, threatened action at law or in equity.

(iii)               The present use and operations of, and improvements upon, the Tidelands Realty and all real properties included in the Leased Properties (the “Tidelands Leased Real Properties”) are in compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the Tidelands Realty, the Tidelands Leased Real Properties or their uses.

(iv)              Except as set forth in Section 3.4(e)(iv) of the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Tidelands with respect to any Tidelands Lease.

(v)                Tidelands is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Tidelands Realty or the Tidelands Leased Real Properties which may adversely affect the Tidelands Realty or the Tidelands Leased Real Properties or the current or currently contemplated use thereof.

(vi)              The buildings and structures owned, leased or used by Tidelands are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Tidelands.

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3.5              Employees and Benefits.

(a)                Directors or Officers of Other Corporations. Except as set forth in Section 3.5(a) of the Disclosure Memorandum, no director, officer, or employee of Tidelands serves, or in the past five (5) years has served, as a director or officer of any other corporation on behalf of or as a designee of Tidelands.

(b)                Employee Benefits.

(i)                  Except as set forth in Section 3.5(b)(i) of the Disclosure Memorandum, (x) Tidelands does not provide and is not obligated to provide, directly or indirectly, nor has any liability (contingent or otherwise) for, any benefits for current or former employees, officers, directors or independent contractors or their dependents or beneficiaries, including, without limitation, any post-retirement life insurance, pension, profit sharing, 401(k), stock option, restricted stock, restricted stock units or other equity-based awards, retirement, bonus, hospitalization, severance, medical, insurance, vacation, fringe benefits, perks or other employee benefits under any plan, practice, agreement or understanding (individually a “Tidelands Plan” and collectively, the “Tidelands Plans”), and (y) Tidelands does not have any employment, severance, change in control, split-dollar, bank-owned life insurance or similar agreements with any of its current or former employees, officers, directors or independent contractors or their dependents or beneficiaries.

(ii)                Section 3.5(b)(ii) of the Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored, maintained or contributed to by Tidelands or its ERISA Affiliates or with respect to which Tidelands or any of its ERISA Affiliates has any liability (contingent or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters (or prototype sponsor letters) and filings, the past three (3) years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments) have been delivered to United.

(iii)               Except as set forth in Section 3.5(b)(iii) of the Disclosure Memorandum, Tidelands and its ERISA Affiliates are not currently and have never in the past six years been required to contribute to or had any liability (contingent or otherwise) with respect to (i) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (ii) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (iv) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Section 3.5(b)(iii), the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated) that, together with Tidelands, is treated as a single employer within the meaning of Section 414 of the Code.

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(iv)              In all material respects, each Tidelands Plan has been established, operated and administered in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each Tidelands Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of Tidelands, threatened involving such Tidelands Plan or any of its fiduciaries. With respect to each Tidelands Plan, neither Tidelands nor any of its directors, officers, employees or agents or any fiduciary of any ERISA Plan has been engaged in or been a party to any transaction relating to the Tidelands Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each Tidelands Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws.

(v)                With respect to each Tidelands Plan, all contributions or other remittances required by such plan or applicable law have been made or will be made on a timely basis.

(vi)              Each Tidelands Plan that is intended to be qualified under Section 401(a) of the Code, and its related trust, respectively, has received a favorable determination letter (or prototype or mass submitter sponsor letter) from the IRS as to the qualification of such plan in its current form and the tax-exempt status of the related trust (or has timely filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a prototype plan for which the prototype plan sponsor has received a favorable opinion letter or advisory opinion from the IRS as to the qualification of the prototype plan on which Tidelands may rely) and no event has occurred, and no condition exists, that would reasonably be expected to cause the loss of such qualified or tax exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.

(vii)             Tidelands does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of Tidelands beyond their retirement or other termination of service with Tidelands other than: (i) coverage mandated by applicable law; or (ii) benefits under the Tidelands 401(k) Plan.

(viii)           Neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event will: (i) entitle any current or former employee, officer or director of Tidelands to severance pay, unemployment compensation or any similar or other payment; (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director; (iii) increase any benefits otherwise payable under any Tidelands Plan; or (iv) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No Tidelands Plan provides for the gross up of taxes under Code Sections 409A or 4999.

(ix)              Each Tidelands Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A and the regulations and rulings thereunder.

(x)                There is no audit or investigation pending with respect to any Tidelands Plan before any governmental authority and, to the knowledge of Tidelands, no such audit or investigation is threatened.

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(xi)              Tidelands has properly accrued on its financial statements in all material respects, the correct number of days, for all vacation, sick leave, personal time and paid time off credited to Tidelands employees and individual consultants as of the date of such financial statements. Tidelands has, for each Tidelands Plan and all other purposes, correctly classified all natural persons and, if applicable, their disregarded entities, providing services to Tidelands as common law employees or independent contractors as appropriate.

(xii)             Tidelands has not entered into any commitment to modify or amend any Tidelands Plan (other than in the ordinary course and consistent with past practices or as required by law) nor to establish any new benefit plan, program or arrangement. There has been no amendment to any Tidelands Plan, or written notice or announcement, or change in eligibility, participation or coverage under any Tidelands Plan, that would increase the expense of maintaining any such Tidelands Plan above the level of expense incurred or with respect to such Tidelands Plan for the most-recently completed fiscal year of Tidelands.

(xiii)           No assets of Tidelands are allocated to or being held in a “rabbi trust” or similar funding vehicle.

(xiv)           To the knowledge of Tidelands, no excise taxes have been, or are expected to be, incurred with respect to or in connection with the Tidelands ESOP, including without limitation excise taxes under Code sections 4978, 4979A or 4980.

(c)                Employment and Labor Matters. Tidelands is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Tidelands. Tidelands has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Tidelands has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to its employees. Except as described in Section 3.5(c) of the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of Tidelands, threatened against Tidelands, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, to the knowledge of Tidelands, threatened against, or involving, as the case may be, Tidelands with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of Tidelands’ employees or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of Tidelands are properly classified as such, including without limitation, the Tidelands Plans.

(d)                Related Party Transactions. Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Tidelands with other Persons who are not affiliated with Tidelands, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Tidelands at the time such deposits were entered into; and (c) transactions specifically described in Section 3.5(d) of the Disclosure Memorandum, there are currently no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of, or service provider currently providing services for, Tidelands).

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3.6              Other Matters.

(a)                Exchange Act Filings; Securities Offerings. Tidelands has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) required to be filed by the Exchange Act since January 1, 2014 (the “Tidelands Exchange Act Reports”). Tidelands Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Tidelands Exchange Act Reports or necessary to make the statements in such Tidelands Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Tidelands (i) was either registered under the Securities Act of 1933, as amended, or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading. Tidelands principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Tidelands Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Tidelands nor any of its officers has received notice from any regulatory authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.

(b)                Approvals, Consents and Filings. Except for the Federal Reserve, the FDIC, the Georgia Department of Banking and Finance (the “GDBF”) and the SCBFI, or as set forth in Section 3.6(b) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Tidelands, or any of Tidelands’ assets.

(c)                Default.

(i)                  Except for those consents described in or set forth pursuant to Section 3.6(b) above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(1)                constitutes a breach of or default under any contract or commitment to which Tidelands is a party or by which any of Tidelands’ properties or assets are bound;

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(2)                does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Tidelands; or

(3)                constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Tidelands.

(ii)                Tidelands, to its knowledge, is not in violation of its articles of incorporation or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which Tidelands is a party or by which it or any of its material properties is bound.

(d)                Representations and Warranties. No representation or warranty contained in this Article III contains or will contain any material untrue statement, nor will such representations and warranties taken as a whole omit any material statement necessary in order to make any statement not misleading.

(e)                Absence of Brokers. Except for BSP Securities LLC (“BSP”), a subsidiary of Banks Street Partners, LLC, which has provided financial advisory services to Tidelands, no broker, finder or other financial consultant has acted on Tidelands’ behalf in connection with this Agreement or the transactions contemplated hereby.

(f)                 Fairness Opinion. Prior to the execution of this Agreement, Tidelands has received an opinion from BSP to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of Tidelands from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. Tidelands has provided United with a true and complete copy of such opinion for informational purposes.

(g)                Takeover Laws and Provisions. Tidelands has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law or, if applicable, any shareholder rights, “poison pill” agreement or similar agreement applicable with respect to Tidelands. No “fair price” law or similar Tidelands’ articles of incorporation or bylaws provision is applicable to this Agreement and the transactions contemplated hereby.

(h)                No Further Representations. Except for the express representations and warranties made by Tidelands in this Article III, neither Tidelands nor any other Person makes or has made any representation or warranty with respect to Tidelands or Tidelands Bank or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to United or any of its affiliates or representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

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ARTICLE IV
CONDUCT OF BUSINESS OF Tidelands PENDING CLOSING

Except as expressly otherwise provided herein or in the Disclosure Memorandum, Tidelands covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

4.1              Conduct of Business. Tidelands will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

4.2              Maintenance of Properties. Tidelands will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

4.3              Insurance. Tidelands will maintain and keep in full force and effect all of the insurance referred to in Section 3.3(d) hereof or other insurance equivalent thereto.

4.4              Capital Structure. Tidelands will not make a change in the authorized or issued capital stock or other securities of Tidelands, and Tidelands will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Tidelands. This Section 4.4 prohibits, without limitation, the issuance or sale by Tidelands of any Tidelands Stock to the Tidelands 401(k) Plan.

4.5              Dividends. No dividend, distribution or payment will be declared or made in respect to the Tidelands Stock, and Tidelands will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

4.6              Amendment of Articles of Incorporation or Bylaws; Corporate Existence. Tidelands will not amend its articles of incorporation or bylaws, and Tidelands will maintain its corporate existence and powers.

4.7              No Acquisitions. Tidelands shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Tidelands.

4.8              No Real Estate Acquisitions or Dispositions. Tidelands will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above Tidelands’ carrying value as of the date hereof) and Tidelands will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.

4.9              Loans. Tidelands shall provide United with five (5) business days’ prior notice before execution of an agreement to make any loan or extension of credit in an amount in excess of $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $500,000). Tidelands shall not renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of Tidelands (each, a “Classified Asset”); provided, however, that, if Tidelands shall request the prior approval of United in accordance with this Section 4.9 to amend or renew any existing loan that is a Classified Asset, and United shall not have disapproved such request in writing within five (5) business days upon receipt of such request from Tidelands, then such request shall be deemed to be approved by United and thus Tidelands may make the loan or extend the credit referenced in such request on the terms described in such request.

4.10          Banking Arrangements. No change will be made in the banking and safe deposit arrangements referred to in Section 3.2(j) hereof.

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4.11          Contracts. Tidelands will not, without the express written consent of United not to be unreasonably withheld, conditioned or delayed, enter into, renew or cancel or terminate any contract of the kind described in Section 3.4(a) hereof.

4.12          Books and Records. The books and records of Tidelands will be maintained in the usual, regular and ordinary course.

4.13          Taxes and Tax Returns. Tidelands shall not, and shall not permit Tidelands Bank to, without the prior written consent of United (which consent shall not be unreasonably withheld, conditioned or delayed): prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting, file an amended Tax Return; surrender any right to claim a refund of Taxes; enter into any closing agreements with respect to Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to Tidelands or Tidelands Bank.

4.14          Advice of Changes. Tidelands shall promptly advise United orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect.

4.15          Reports. Tidelands shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed. As of their respective dates, such reports of Tidelands filed under the Exchange Act will comply in all material respects with the securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.16          Benefit Plans and Programs; Severance or Termination Payments. Tidelands shall not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of Tidelands or its successors. Tidelands shall not grant or institute any new severance pay, termination pay, retention pay or transaction or deal bonus or arrangement or other Tidelands Plan.

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4.17          Limitation on Discussions with Others.

(a)                Except as set forth in this subsection, Tidelands shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an Acquisition Proposal (defined below) of any other Person. In addition, Tidelands agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if Tidelands or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then Tidelands shall immediately notify United of the receipt of such Acquisition Proposal. Notwithstanding the foregoing, prior to the requisite Tidelands shareholder approval, this Section 4.17 shall not prohibit Tidelands from furnishing nonpublic information regarding Tidelands to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such person or group if: (A) the Acquisition Proposal did not result from a breach of this Section 4.16 by Tidelands or any representative or affiliate thereof; (B) Tidelands’ board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Acquisition Proposal that is a Superior Proposal; (C) Tidelands’ board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Tidelands and its shareholders under applicable law; (D) (1) Tidelands gives United prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of Tidelands’ or any of its directors, officers, employees, representatives, agents or advisors receipt of any Acquisition Proposal (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements)) and (y) of Tidelands’ furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (2) Tidelands receives from such person or group an executed confidentiality agreement containing terms no less favorable to Tidelands than the confidentiality terms of the non-disclosure agreement entered into by Tidelands and United dated as of June 26, 2015, and (E) contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, Tidelands furnishes such nonpublic information to United (to the extent such nonpublic information has not been previously furnished by Tidelands to United). In addition to the foregoing, Tidelands shall keep United reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in Tidelands’ intentions with respect to the transactions contemplated hereby.

(b)                The term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving Tidelands or any of its subsidiaries; and (b) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of more than ten percent (10%) of the total voting power of any class of equity securities of Tidelands or any of its subsidiaries, or ten percent (10%) or more of the consolidated total assets of Tidelands, in each case, other than the transactions contemplated by this Agreement.

(c)                The term “Superior Proposal” means an Acquisition Proposal which the board of directors of the Tidelands in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside legal counsel), would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of Tidelands (in their capacities as shareholders) than the transactions contemplated by this Agreement.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF United

As an inducement to Tidelands to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

5.1              Corporate and Financial.

(a)                Corporate Status. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. United has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

(b)                Authority; Enforceability.

(i)                  Subject to the required regulatory approvals as stated in Section 3.6(b), and the approval of the Tidelands shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1)                violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

(2)                violate any provision of the articles of incorporation or bylaws of United;

(3)                conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singularly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

(4)                constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

(ii)                United has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby and thereby. The execution, delivery, performance and terms of this Agreement by United and the consummation by United of the transactions contemplated hereby and thereby have been duly and validly approved by United, including all necessary action by the board of directors of United. No other corporate proceedings are necessary on the part of United to authorize the execution, delivery, and performance of this Agreement by United and the consummation by United of the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of Tidelands, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.2              Approvals, Consents and Filings. Except for the Federal Reserve, the FDIC, the GDBF and the SCBFI, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to United, or any of United’s assets.

5.3              Certain Information. None of the information relating to United supplied or to be supplied by United for inclusion in the Tidelands Proxy Materials, as of the date such Tidelands Proxy Materials are mailed to shareholders of Tidelands and up to and including the date of the Special Meeting to which such Tidelands Proxy Materials relate, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.4              Financial Ability. United has the financial ability to consummate the Merger and the other transactions contemplated herein and cash available to pay the CPP Redemption Payment and the Shareholder Consideration to shareholders of Tidelands pursuant to the terms of this Agreement.

5.5              Legal Proceedings. There are no actions, suits, claims or proceedings pending or, to the knowledge of United, any unasserted possible claim or threatened claim against United or its subsidiaries or against any asset, interest or right of United or its subsidiaries which could adversely affect the ability of United or its subsidiaries to consummate the Merger and the other transactions contemplated herein.

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ARTICLE VI
CONDITIONS TO OBLIGATIONS OF United

All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

6.1              Veracity of Representations and Warranties. The representations and warranties of Tidelands contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

6.2              Performance of Agreements. Tidelands shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3              Compliance by Tidelands Executive Officers, Directors and Shareholders. The executive officers and directors of Tidelands shall have complied in full with the requirements of Section 2.9 hereof. Additionally, Tidelands shall have used its commercially reasonable efforts to obtain an agreement in the form attached hereto as Exhibit B from any beneficial owner of five percent (5%) or more of the issued and outstanding shares of Tidelands Stock who is not an executive officer or director of Tidelands.

6.4              Certificates. Tidelands shall have delivered to United:

(a)                a certificate executed by the Chief Executive Officer or President of Tidelands, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Section 6.1 and Section 6.2 hereof;

(b)                a certificate executed by the Secretary of Tidelands, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Tidelands, as amended; (ii) bylaws of Tidelands; and (iii) duly adopted resolutions of the board of directors and shareholders of Tidelands (1) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate action to enable Tidelands to comply with the terms hereof;

(c)                a certificate executed by the Secretary or equivalent officer of Tidelands Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Tidelands Bank; (ii) bylaws of Tidelands Bank; and (iii) duly adopted resolutions of the board of directors and sole shareholder of Tidelands Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein; and (2) authorizing all other necessary and proper corporate action to enable Tidelands Bank to comply with the terms thereof; and

(d)                a certificate of the valid existence of Tidelands and Tidelands Bank under the laws of the State of South Carolina, executed by the South Carolina Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.

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6.5              CPP Redemption. United shall have received documentation satisfactory to United in its reasonable discretion evidencing that the consummation of the CPP Redemption will occur immediately after the consummation of the Merger and pursuant to the terms descried in the CPP Letter.

6.6              TruPS I Assumption. The transactions contemplated by the TruPS I Assumption Agreement shall have been consummated and United shall have received documentation satisfactory to United in its reasonable discretion evidencing the complete assumption of the TruPS I.

6.7              TruPS II Assumption. The transactions contemplated by the TruPS II Assumption Agreement shall have been consummated and United shall have received documentation satisfactory to United in its reasonable discretion evidencing the complete assumption of the TruPS II.

6.8              No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF Tidelands

All of the obligations of Tidelands under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

7.1              Veracity of Representations and Warranties. The representations and warranties of United contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of United on a consolidated basis, or prevent or impair, or would be reasonably likely to prevent or impair, the ability of United to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

7.2              Performance of Agreements. United shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.3              Certificates. United shall have delivered to Tidelands:

(a)                a certificate executed by the President or an Executive Vice President of United, dated the Closing Date, certifying in such detail as Tidelands may reasonably request to the fulfillment of the conditions specified in Section 7.1 and Section 7.2 hereof;

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(b)                a certificate executed by the Secretary or an Assistant Secretary of United, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of United; (ii) bylaws of United; and (iii) duly adopted resolutions of the board of directors of United (1) authorizing and approving the execution of this Agreement on behalf of United, and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof; and

(c)                a certificate of the valid existence of United and United Community Bank, under the laws of the State of Georgia, executed by the Georgia Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

All of the obligations of both parties under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:

8.1              Shareholder Approval. This Agreement shall have been approved by the vote of the holders of at least two thirds of the issued and outstanding shares of Tidelands Stock entitled to vote on such matters.

8.2              Regulatory Approvals. Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the GDBF and the SCBFI shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.3              No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.

ARTICLE IX
WARRANTIES AND SURVIVAL

9.1              Warranties. All statements contained in any certificate or other instrument delivered by or on behalf of Tidelands or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Tidelands shall be required to be made, and shall be considered made, on behalf of Tidelands and Tidelands Bank.

9.2              Survival of Provisions. All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)                any intentional misrepresentation of any material fact made by either party hereto in this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(b)                the covenant with respect to the confidentiality of certain information contained in Section 2.4 hereof.

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ARTICLE X
TERMINATION

10.1          Material Adverse Change. This Agreement may be terminated at any time prior to or on the Closing Date by United in the event a Material Adverse Effect shall have occurred, or if Tidelands shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business, which Material Adverse Effect or material loss or damage, if it is capable of being cured, has not been cured within twenty (20) days after the giving of written notice by United of such Material Adverse Effect or material loss or damage or, if such Material Adverse Effect or material loss or damage is not capable of being cured within twenty (20) days, Tidelands has not begun to cure such Material Adverse Effect or material loss or damage within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.1 extend past the time period in Section 10.5 or otherwise limit United’s rights thereunder.

10.2          Noncompliance.

(a)                This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to Tidelands, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Tidelands before the Closing, including but not limited to Sections 6.5, 6.6 and 6.7 hereof, shall not have been substantially complied with or substantially performed at the Closing Date and such noncompliance or nonperformance shall not have been waived by United; or (ii) in the event of a material breach by Tidelands of any covenant, agreement, or obligation contained in this Agreement which breach, if it is capable of being cured, has not been cured within twenty (20) days after the giving of written notice by United of such breach or, if such breach is not capable of being cured within twenty (20) days, Tidelands has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.2 extend past the time period in Section 10.5 or otherwise limit United’s rights thereunder.

(b)                This Agreement may be terminated at any time prior to or on the Closing Date by Tidelands upon written notice to United, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at the Closing Date and such noncompliance or nonperformance shall not have been waived by Tidelands; or (ii) in the event of a material breach by United of any covenant, agreement, or obligation contained in this Agreement which breach, if it is capable of being cured, has not been cured within twenty (20) days after the giving of written notice by Tidelands of such breach or, if such breach is not capable of being cured within twenty (20) days, United has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.5 or otherwise limit Tidelands’ rights thereunder.

10.3          Failure to Disclose. This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to Tidelands, if it learns of any fact or condition not disclosed in this Agreement, the Disclosure Memorandum, the Tidelands Exchange Act Reports or the Tidelands Financial Statements, which was required to be disclosed by Tidelands pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of Tidelands which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

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10.4          Regulatory Approval. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.5          Termination Date. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before October 31, 2016.

10.6          Shareholder Vote. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if this Agreement is not approved by any required vote of the holders of Tidelands Stock as required by applicable law.

10.7          Termination Fee. If, while an Acquisition Proposal is outstanding or after such an offer has been accepted, (i) Tidelands terminates this Agreement, or (ii) Tidelands accepts an Acquisition Proposal and United terminates this Agreement, then Tidelands or Tidelands Bank shall pay, or cause to be paid to United, at the time of the termination of this Agreement, an amount equal to $1,000,000 (the “Termination Fee”), which shall be the sole and exclusive remedy of United for all claims under this Agreement.

10.8          Dissenters. This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to Tidelands, if the holders of more than ten percent (10%) of the shares of outstanding Tidelands Stock elect to exercise their statutory right to dissent from the Merger.

10.9          Effect of Termination. Except as set forth in this Section 10.8, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.4 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement.

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ARTICLE XI
MISCELLANEOUS

11.1          Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below. Any such notice or communication shall be deemed to have been duly given immediately. Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To United: United Community Banks, Inc, 125 Highway 515 E Blairsville, Georgia 30512 Attention: Bradley J. Miller Facsimile: (706) 745-1335 E-mail: brad_miller@ucbi.com		To Tidelands: Tidelands Bancshares, Inc. 875 Lowcountry Boulevard Mount Pleasant, South Carolina 29464 Attention: Thomas H. Lyles Facsimile: (843) 513-1688 E-mail: tlyles@tidelandsbank.com

With copies to:		With a copy to:

United Community Banks, Inc. 125 Highway 515 E Blairsville, Georgia 30512 Attention: Christian J. Zych Facsimile: (706) 745-1335 E-mail: chris_zych@ucbi.com		Nelson Mullins Riley & Scarborough LLP 201 17th Street NW, Suite 1700 Atlanta, Georgia 30363 Attention: J. Brennan Ryan Facsimile: (404) 322-6050 E-mail: brennan.ryan@nelsonmullins.com

and

Troutman Sanders LLP 600 Peachtree Street NE, Suite 5200 Atlanta, GA 30308
Attention:	James W. Stevens
Facsimile:	(404) 962-6501
E-mail:	james.stevens@troutmansanders.com

11.2          Entire Agreement. This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between Tidelands and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Bank Merger Agreement contain the sole and entire agreement between Tidelands and United with respect to the transactions contemplated herein and therein.

11.3          Waiver; Amendment. Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by Tidelands, to waive or extend the time for the fulfillment by Tidelands of any or all of Tidelands’ obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Tidelands shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Tidelands under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval. An amendment to this Agreement may be made after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Tidelands Stock, no amendment shall be made that reduces or modifies in any respect the consideration to be received by holders of Tidelands Stock.

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11.4          Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

11.5          No Third Party Beneficiaries. No provision of this Agreement shall be deemed to create any third party beneficiary rights in anyone, including any employee or former employee of Tidelands (including any beneficiary or dependent thereof).

11.6          Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

11.7          Governing Law. The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

11.8          Jurisdiction. The parties expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the parties and/or this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.9          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10      Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (d) the word “or” shall not be exclusive; and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

.	UNITED COMMUNITY BANKS, INC

	By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Chairman & Chief Executive Officer

TIDELANDS BANCSHARES, INC.

	By:	/s/ Thomas H. Lyles
Thomas H. Lyles
President and Chief Executive Officer

TIDELANDS BANK

:	By:	/s/ Thomas H. Lyles
Thomas H. Lyles
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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AMENDMENT

TO THE

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) is made and entered into as of this 27th day of April, 2016, by and between TIDELANDS BANCSHARES, INC., a South Carolina corporation (“Tidelands”, and, unless the context otherwise requires, the term “Tidelands” shall include Tidelands and its wholly-owned subsidiary bank, TIDELANDS BANK, a South Carolina bank with its main office in Mount Pleasant, South Carolina (“Tidelands Bank”)), and UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”), and amends that certain Agreement and Plan of Merger (the “Agreement”), dated as of April 4th, 2016, between Tidelands, Tidelands Bank and United. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

WHEREAS, Tidelands, Tidelands Bank and United are parties to the Agreement; and

WHEREAS, in order to clarify certain provisions of the Agreement, the parties desire to amend the Agreement as provided in Section 11.3 of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

1.	Amendment to the Agreement.

(i)       Section 2.11(a) is deleted in its entirety and replaced with the following:

(a)                Following the Closing Date, United shall provide to employees of Tidelands who continue employment with United (“Tidelands Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts, life insurance, and any other benefits provided to similarly-situated employees of United (collectively, “Employee Benefits”), on terms and conditions consistent in all material respects with those then currently provided by United to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by United to the Tidelands Continuing Employees, service with Tidelands prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of Tidelands. The Tidelands Continuing Employees’ prior service with Tidelands shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of Tidelands. United shall also waive all restrictions and limitations for preexisting conditions under United’s Employee Benefit plans, to the extent such restrictions or limitations would not or currently do not apply to the Tidelands Continuing Employees under the similar plan of Tidelands.  United shall use commercially reasonable efforts to provide the Tidelands Continuing Employees with credit under United’s health, dental and vision plans, for the plan year of such plans which include the Closing Date, for the aggregate amounts paid by such employees as a deductible under Tidelands’ health, dental and vision plans for the plan year of such plans which includes the Closing Date.

(ii)       Section 2.11(e) of the Agreement shall be deleted in its entirety.

2.      Reaffirmation and Continuing Validity. Except as expressly amended hereby, the terms and provisions of the Agreement remain in full force and effect in all respects.

3.      Governing Law. The validity and effect of this Amendment and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

4.      Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Amendment. This Amendment may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first written above.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Chairman and Chief Executive Officer

TIDELANDS BANCSHARES, INC.

By:	/s/ Thomas H. Lyles
Thomas H. Lyles
President and Chief Executive Officer

TIDELANDS BANK

By:	/s/ Thomas H. Lyles
Thomas H. Lyles
President and Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Merger]

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EXHIBIT A

FORM OF AGREEMENT AND PLAN OF MERGER

(Bank Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 4th day of April, 2016, by and between UNITED COMMUNITY BANK, a Georgia bank (“United Community Bank”), and TIDELANDS BANK, a South Carolina bank (“Tidelands Bank”, and together with United Community Bank, the “Constituent Banks”).

WHEREAS, Tidelands Bancshares, Inc., a South Carolina corporation (“Tidelands”), and United Community Banks, Inc., a Georgia corporation (“United”), entered into that certain Agreement and Plan of Merger dated as of the date hereof (the “Parent Merger Agreement”), which provides for the merger of Tidelands with and into United (the “Parent Merger”);

WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that Tidelands Bank merge with and into United Community Bank, with United Community Bank being the surviving bank; and

WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of Tidelands Bank and United Community Bank for their approval;

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Merger.

Pursuant to and with the effects provided in the applicable provisions of Article 1, Part 10 of the Financial Institutions Code of Georgia (the “Georgia Code”) and Title 34 of the South Carolina Code of Laws (the “South Carolina Code”), Tidelands Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into United Community Bank (the “Bank Merger”). United Community Bank shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “United Community Bank”. At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.

2.	Actions to be Taken.

The acts and things required to be done by the Georgia Code and the South Carolina Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Georgia Code and South Carolina Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

Exhibit A-1

3.	Effective Time.

The Bank Merger shall be effective upon the approval of this Agreement by the shareholder of Merged Bank and the filing of the articles of merger in the manner provided in the Georgia Code (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the Parent Merger.

4.	Articles of Incorporation and Bylaws of the Surviving Bank.

(a) The articles of incorporation of United Community Bank, as heretofore amended, as in effect at the Effective Time shall be the articles of incorporation of the Surviving Bank.

(b) Until altered, amended or repealed, as therein provided, the bylaws of United Community Bank as in effect at the Effective Time shall be the bylaws of the Surviving Bank.

5.	Directors.

Upon the Bank Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If at the Effective Time any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.	Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a) At the Effective Time, each share of the Merged Bank’s common stock, $5.00 par value per share (the “Bank Stock”) outstanding at the Effective Time shall be cancelled.

(b) At the Effective Time, each share of the Surviving Bank’ common stock, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding.

7.	Termination of Separate Existence.

At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.

8.	Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

Exhibit A-2

9.	Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the Parent Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of United, as sole shareholder of United Community Bank, and Tidelands, as sole shareholder of Tidelands Bank.

10.	Termination.

This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia or the Secretary of State of South Carolina with respect to the Bank Merger in accordance with the provisions of the Georgia Code or the South Carolina Code, as applicable. This Agreement shall automatically be terminated upon a termination of the Parent Merger Agreement pursuant to Article IX thereof.

11.	Counterparts; Title; Headings.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.	Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of Tidelands Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Tidelands Bank Stock shall be converted in the Bank Merger pursuant to Section 6 hereof.

[Signature Page Follows]

Exhibit A-3

N WITNESS WHEREOF, each of the Constituent Banks has caused this Agreement to be executed on its behalf as of the day and year first above written.

UNITED COMMUNITY BANK

By:
Jimmy C. Tallent
Chairman & Chief Executive Officer

TIDELANDS BANK

By:
Thomas H. Lyles
President and Chief Executive Officer

[Signature Page to Bank Agreement and Plan of Merger]

Exhibit A-4

Attachment 1

Directors of the Surviving Bank

W. C. Nelson, Jr.

Robert H. Blalock

L. Cathy Cox

Kenneth L. Daniels

H. Lynn Harton

Thomas A. Richlovsky

Jimmy C. Tallent

Tim R. Wallis

Exhibit A-5

EXHIBIT B

FORM OF VOTING AGREEMENT

[                  ], 2016

United Community Bank

125 Highway 515 E

Blairsville, Georgia 30512

Ladies and Gentlemen:

To induce you to agree to the proposed merger (the “Merger”) of TIDELANDS BANCSHARES, INC., a South Carolina corporation (“Tidelands”), with and into UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”), pursuant to the Agreement and Plan of Merger of even date herewith, by and between Tidelands and United (the “Merger Agreement”), the undersigned hereby covenants, represents and warrants as follows. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

1.                  Recommendation for Merger. Subject to any applicable fiduciary duty, the undersigned agrees to recommend to all holders of the capital stock of Tidelands entitled to vote on the Merger (“Tidelands Stock”) that they vote in favor of the Merger.

2.                  Voting of Tidelands Stock. The undersigned agrees to vote any and all shares of Tidelands Stock owned or controlled by him in a non-fiduciary capacity in favor of the Merger.

3.                  [Directors only] Restrictive Covenants.

(a)                For a period of two (2) years after Closing Date, the undersigned agrees that he shall not, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person:

(i)                  serve as an officer or director of any bank, bank holding company, credit union or finance company located within a radius of twenty (20) miles from each office maintained by Tidelands Bank (“Tidelands Bank”) as of the Closing Date;

(ii)                solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of Tidelands Bank’s customers, including prospective customers actively sought by Tidelands Bank, with whom undersigned has or had material contact during the last two (2) years, for purposes of providing products or services that are competitive with those provided by Tidelands Bank or United;

(iii)               solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of Tidelands or Tidelands Bank with whom the undersigned had material contact during the last two (2) years; or

(iv)              knowingly or intentionally damage or destroy the goodwill and esteem of Tidelands Bank or United, their respective business with its employees, customers, and any others who may at any time have or have had relations with Tidelands Bank or United.

(b)                Although the parties have, in good faith, used their best efforts to make the provisions of this Section 3 reasonable in terms of geographic area, duration and scope of restricted activities in light of Tidelands and Tidelands Bank’s business activities, and it is not anticipated, nor is it intended, by any party hereto that a court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of this Section 3 or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(c)                Because of the difficulty in measuring economic losses that may be incurred by United as a result of any breach by the undersigned of any of the covenants contained in this Section 3, and because of the immediate and irreparable damage that would be caused United for which it would have no other adequate remedy, the undersigned agrees that United may enforce the provisions this Section 3, by any applicable equitable or legal means, including by injunction or restraining order against the undersigned if the undersigned breaches or threatens to breach any provisions of this Section 3.

4.                  The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, United shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.                  The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Tidelands and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as an executive officer or director of Tidelands (if applicable).

6.                  This Agreement is the complete agreement between United and the undersigned concerning the subject matters hereof and shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of laws provisions.

Sincerely,

[Director, Executive Officers or 5% Shareholder]

Exhibit B-1

Annex B

CHAPTER 13

Dissenters’ Rights

ARTICLE 1

Right to Dissent and Obtain Payment for Shares

SECTION 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

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(5) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7) the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2

Procedure for Exercise of Dissenters’ Rights

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

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(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

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SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3

Judicial Appraisal of Shares

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

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SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

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Annex C

March 30, 2016

Board of Directors

Tidelands Bancshares, Inc.

875 Lowcountry Boulevard

Mount Pleasant, SC 29464

Members of the Board:

BSP Securities, LLC (“BSP”), a wholly owned broker/dealer subsidiary of Banks Street Partners, LLC, understands that Tidelands Bancshares, Inc. (“Seller”) and United Community Banks, Inc. (“Buyer”) have proposed to enter into an Agreement and Plan of Merger, dated as of March 30, 2016 (the “Agreement”), pursuant to which Seller shall merge with and into Buyer (the “Merger”). Immediately following the Merger, Buyer’s bank subsidiary, Tidelands Bank, shall merge with and into Seller’s bank subsidiary, United Community Bank.

In accordance with the terms of the Agreement, each share of Seller Common Stock (excluding shares held by Buyer, Buyer Bank or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or shares held as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive $0.52 in cash (the “Merger Consideration”).

Seller has requested that BSP render its opinion (the “Opinion”) to Seller’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Seller Common Stock under the terms of the Agreement.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Seller and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger.

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327 (404) 848-1571 (phone) / (404) 848-1574 (fax)

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For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the Agreement;

2.	Participated in discussions with Seller management concerning Seller’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller’s and Buyer’s future financial performance;

3.	Reviewed Seller’s audited financial statements for the years ended December 31, 2015, 2014 and 2013;

4.	Reviewed Buyer’s audited financial statements for the years ended December 31, 2015, 2014 and 2013;
5.	Reviewed certain financial forecasts and projections of the Seller, prepared by its management;

6.	Analyzed certain aspects of Seller’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the Seller;

7.	Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that we deemed to be relevant;

8.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller, and its representatives, and of the publicly available information for Seller and Buyer that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the Seller at December 31, 2015 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to, nor did we conduct a physical inspection of any of the properties or facilities of the Seller, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Seller, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327 (404) 848-1571 (phone) / (404) 848-1574 (fax)

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With respect to the financial projections for Seller used by BSP in its analyses, management of Seller confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Seller. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Buyer. We have assumed in all respects material to our analyses that the Seller and Buyer will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Buyer to holders of Seller Common Stock in the Merger and does not address Seller’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated March 29, 2016. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors and shareholders of Seller in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock, from a financial point of view.

Sincerely,

BSP Securities, LLC

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327 (404) 848-1571 (phone) / (404) 848-1574 (fax)

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VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on [.] 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TIDELANDS BANCSHARES, INC. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS ATTN: CATHY COLE If you would like to reduce the costs incurred by our company in mailing proxy 875 LOWCOUNTRY BLVD. MT. PLEASANT, SC 29464 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 1 1 electronically in future years. Investor Address Line 2 Investor Address Line 3 1 1 OF VOTE BY PHONE - 1-800-690-6903 Investor Address Line 4 Use any touch-tone telephone to transmit your voting instructions up until 11:59 Investor Address Line 5 P.M. Eastern Time on [.], 2016. Have your proxy card in hand when you call and John Sample then follow the instructions. 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # NAME THE COMPANY NAME INC. - COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. 02 The Board of Directors recommends you vote FOR 0000000000 proposals 1 and 2. For Against Abstain 1 To consider and vote on the Agreement and Plan of Merger (the "merger agreement"), under which Tidelands 0 0 0 Bancshares, Inc. will merge with and into United Community Banks, Inc., as more particularly described in the accompanying materials; 2 To consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if 0 0 0 necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. 0 (see reverse for instructions) Yes

R1.0.1.25 Please indicate if you plan to attend this meeting 0 0 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 Please sign exactly as your name(s) appear(s) hereon. When signing as John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. 0000293371_1 SHARES CUSIP # SEQUENCE # JOB # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice amp; Proxy Statement is available at www.proxyvote.com TIDELANDS BANCSHARES, INC. Special Meeting of Shareholders [.], 2016 This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints Thomas H. Lyles and Robert H. Mathewes, Jr. or either of them as his or her true and lawful agent and proxy with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Tidelands Bancshares, Inc. that the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464, on [.], 2016 at [.] local time, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting of Shareholders, receipt of which is acknowledged. The proxies are directed to vote on the matters described in the Notice of Special Meeting of Shareholders and Proxy Statement as follows: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" all of the proposals listed on the other side. The proxies are further authorized to vote, in their discrection, on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment or postponement thereof. Address change/comments: R1.0.1.25 0000293371_2 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side